UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
Sport Chalet, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ______________________________
(2)	Aggregate number of securities to which transaction applies: ______________________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ______________________________

(4)	Proposed maximum aggregate value of transaction: ______________________________
(5)	Total fee paid: ______________________________

☐	Fee paid previously with preliminary materials: ______________________________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: ______________________________

(2)	Form, Schedule or Registration Statement No.: ______________________________

(3)	Filing Party: ______________________________

(4)	Date Filed: ______________________________

June 30, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Sport Chalet, Inc. to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 3, 2010 at 9:00 a.m. (local time).

The matters to be considered at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

The directors and officers of the Company will be present at the meeting, and will be available to respond to any questions and discuss the Company's operating results and future.  I encourage you to attend in order to meet your directors and officers and to participate in the business of the meeting.  However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card, or vote by telephone or the Internet, to ensure that your shares will be voted.

Finally, you will find enclosed a 20% off coupon for your use at any of our 55 stores.  As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

Sincerely,
Craig Levra,
Chairman of the Board

[THIS PAGE INTENTIONALLY LEFT BLANK]

SPORT CHALET, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 3, 2010

Notice hereby is given that the annual meeting (the "Meeting") of the stockholders of Sport Chalet, Inc. (the "Company") will be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 3, 2010 at 9:00 a.m. (local time) for the following purposes:

1.
Election of Directors.  To elect seven persons to the Board of Directors, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  One of the directors (the "Class A Director") will be elected by the holders of the Class A Common Stock voting as a separate class, and the other directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class.  The Board of Directors has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Only holders of record of the Common Stock of the Company at the close of business on June 15, 2010 (the "Stockholders") are entitled to notice of and to vote, in person or by proxy, at the Meeting and at any adjournment or postponement thereof.  For a period of at least ten days prior to the Meeting, a complete list of Stockholders will be open for examination by any stockholder during ordinary business hours at the Company's executive offices located at One Sport Chalet Drive, La Cañada, California  91011.

The proxy statement that accompanies this Notice contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.

We have elected to provide access to our proxy materials both by sending you the accompanying proxy statement, proxy card and fiscal 2010 annual report to stockholders, and by notifying you of the availability of our proxy statement and our fiscal 2010 annual report to stockholders at our website at sportchalet.com.

As set forth in the accompanying Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company.  All proposals set forth above are proposals of the Board of Directors.  It is expected that these materials first will be mailed to Stockholders on or about June 30, 2010.

By Order of the Board of Directors,

SPORT CHALET, INC.
Howard K. Kaminsky,
Secretary
La Cañada, California
June 30, 2010

-i-

IF YOU ARE A HOLDER OF RECORD ON THE RECORD DATE OF CLASS A COMMON STOCK OR CLASS B COMMON STOCK YOU WILL RECEIVE A PROXY STATEMENT AND AN ACCOMPANYING PROXY WITH RESPECT TO EACH CLASS OF COMMON STOCK.  TO ENSURE YOUR REPRESENTATION AT THE MEETING WITH RESPECT TO EACH CLASS OF COMMON STOCK, PLEASE COMPLETE, DATE, SIGN AND RETURN EACH ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE(S) AS PROMPTLY AS POSSIBLE, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY FOR THE OTHER CLASS OF COMMON STOCK THAT YOU OWN.  YOU MAY ALSO VOTE BY TELEPHONE OR BY THE INTERNET.  IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.  A PROXY MAY BE REVOKED AT ANY TIME BEFORE EXERCISE.

-ii-

EXECUTIVE COMPENSATION
Summary Compensation Table	36
Grants of Plan-Based Awards	37
Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table	38
Outstanding Equity Awards At Fiscal Year-End	42
Option Exercises and Stock Vested	43
Pension Benefits	43
Nonqualified Deferred Compensation	43
Potential Payments Upon Termination or Change in Control	43
Equity Compensation Plan Information	46

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING	48

ANNUAL REPORT ON FORM 10-K	48

-iii-

SPORT CHALET, INC.
One Sport Chalet Drive
La Cañada, California  91011
(818) 949-5300
________________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 3, 2010
________________

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of the stockholders of the Company (the "Meeting") to be held at the Company's executive offices located at One Sport Chalet Drive, La Canãda, California 91011, on Tuesday, August 3, 2010, at 9:00 a.m. (local time) and at any adjournment or postponement thereof, for the purposes set forth herein and in the attached Notice of Annual Meeting of Stockholders.  Only holders of record of the Class A Common Stock or the Class B Common Stock of the Company (the "Stockholders") at the close of business on June 15, 2010 (the "Record Date") are entitled to notice of and to vote, in person or by proxy, at the Meeting and any adjournment or postponement thereof.  The Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy cards (the "Proxy") and our fiscal 2010 annual report to stockholders first will be mailed to Stockholders on or about June 30, 2010.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.
Election of Directors.  To elect seven persons to the Board, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  One of the directors (the "Class A Director") will be elected by the holders of the Class A Common Stock voting as a separate class, and the other directors will be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class.  The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

2.
Ratification of Appointment of the Independent Registered Public Accounting Firm.  To ratify the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011.

3.	Other Business. To transact such other business as properly may come before the Meeting or any adjournment or postponement thereof.

Voting Recommendations of the Board

Our Board recommends that you vote your shares "FOR" each of the nominees to the Board named herein and "FOR" the ratification of the appointment of Moss Adams LLP.

Important Changes to Voting Shares Held in "Street Name"

Since our last annual meeting of stockholders, there have been important changes in how your shares held in "street name" by a brokerage firm may be voted in the election of directors.  Previously, if you were the beneficial owner of shares held in street name by a brokerage firm, bank, broker-dealer, or other similar organization, and you failed to instruct the organization as to how to vote such shares, the organization could, in its discretion, vote such shares in the election of directors.  As of January 1, 2010, brokerage firms who are members of the New York Stock Exchange will no longer be allowed to vote your shares held in street name in the election of directors, if you fail to instruct the organization how to vote such shares.  Therefore, it is very important that you provide instructions on how to vote any shares beneficially owned by you in street name.

Under rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials both by sending you this Proxy Statement, the Proxy and our fiscal 2010 annual report to stockholders, and by notifying you of the availability of our proxy materials on the Internet.  This Proxy Statement and our fiscal 2010 annual report to stockholders are available at our website at sportchalet.com.

Method of Voting

Stockholders can vote by submitting a proxy by means of the mail, telephone or the Internet, or by attending the Meeting and voting in person.  If you vote by telephone or the Internet, you do not need to return the accompanying Proxy.  Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m., Eastern time, on August 2, 2010.  If you hold Common Stock in "street name," you must either instruct your broker or nominee as to how to vote such shares or obtain a proxy, executed in your favor by your broker or nominee, to be able to vote at the Meeting.

Voting by Mail.  If you choose to vote by mail, simply mark the accompanying Proxy and date, sign and return it in the postage-paid envelope provided.  The Proxy must be signed and dated by you or your authorized representative or agent.  Craig L. Levra and Howard K. Kaminsky, the designated proxyholders (the "Proxyholders"), are members of the Company's management.  Please allow sufficient time for delivery if you decide to vote by mail.

Voting by Telephone.  You can vote by calling the toll-free telephone number on the Proxy.  Voice prompts will instruct you how to vote your shares and confirm that your vote has been properly recorded.

Voting on the Internet.  You can vote on the Internet by referring to the website on the Proxy. As with telephone voting, you can confirm that your vote has been properly recorded.

Revocation of Proxy

You may revoke a proxy at any time before it is exercised at the Meeting by submitting a written revocation, or a duly executed proxy bearing a later date, to the Company's Secretary at the Company's principal executive offices located at One Sport Chalet Drive, La Cañada, California 91011 prior to the commencement of the Meeting.  Only your last proxy will be counted.  A Stockholder also may revoke a proxy by attending the Meeting and voting in person.  Stockholders whose shares are held in "street name" should consult with their broker or nominee concerning the method for revoking their proxy.

Voting Rights

The authorized capital stock of the Company consists of (i) 46,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock"), of which 12,413,490 shares were issued and outstanding at the close of business on the Record Date, (ii) 2,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock"), of which 1,775,821 shares were issued and outstanding at the close of business on the Record Date,  and (ii) 2,000,000 shares of preferred stock, $0.01 par value, none of which were issued and outstanding on the Record Date.  The Class A Common Stock and the Class B Common Stock are referred to herein collectively as the "Common Stock."

Each Stockholder is entitled to 1/20th of one vote, in person or by proxy, for each share of Class A Common Stock, and one vote, in person or by proxy, for each share of Class B Common Stock, standing in his or her name on the books of the Company at the close of business on the Record Date on each matter on which shares of such class of Common Stock are entitled to vote at the Meeting.  The Certificate of Incorporation does not authorize cumulative voting in the election of directors.

One-third of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting, present either in person or by proxy, constitutes a quorum for the conduct of business at the Meeting.  Votes withheld, abstentions and "broker non-votes" (as defined below) will be counted for purposes of determining the presence of a quorum.

The Certificate of Incorporation provides that the holders of the Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as directors at the Meeting, and has nominated Mr. Attwood for election as the Class A Director.

In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

Each proposal described in this Proxy Statement, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting.  Abstentions and broker non-votes will have no effect with respect of the election of directors.  With respect to all other proposals submitted to the Stockholders, abstentions will be included in the number of shares present and entitled to vote with respect to a proposal and, accordingly, will have the effect of a vote "AGAINST" the proposal. However, broker non-votes with respect to any other proposal submitted to the Stockholders will not be counted as shares present and entitled to vote with respect to that proposal and, accordingly, will not have any effect with respect to the approval of that proposal (other than to reduce the number of affirmative votes required to approve the proposal).

Of the shares of Common Stock outstanding on the Record Date, 7,676,439 shares of Class A Common Stock (or approximately 62% of the issued and outstanding shares of Class A Common Stock) and 105,565 shares of Class B Common Stock (or approximately 6% of the issued and outstanding shares of Class B Common Stock), representing approximately 20% of the total voting power of the Class A Common Stock and the Class B Common Stock, were owned indirectly by Norbert Olberz (the "Founder"), as the co-trustee with his wife, Irene Olberz, of the Olberz Family Trust, a revocable grantor trust (the "Olberz Trust").  In addition, on the Record Date, Craig L. Levra, the Company’s Chairman of the Board, President and Chief Executive Officer, and Howard K. Kaminsky, the Company’s Executive Vice President – Finance, Chief Financial Officer and Secretary, owned 84 and 72,675 shares, respectively, of Class A Common Stock (or less than 1% of the issued and outstanding shares of Class A Common Stock), and 791,435 and 284,571 shares, respectively, of Class B Common Stock (or approximately 61% of the issued and outstanding shares of Class B Common Stock), representing approximately 45% of the total voting power of the Class A Common Stock and the Class B Common Stock.  As a result, Messrs. Olberz, Levra and Kaminsky will have the power to determine the outcome of any matter submitted to the Stockholders.  Messrs. Olberz, Levra and Kaminsky have informed the Company that they intend to vote all shares owned by them "FOR" the election of the Board's nominees, and "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011.

If a Proxy is properly signed, dated and returned and is not revoked, the shares represented by the Proxy will be voted at the Meeting in accordance with the instructions given in the Proxy.  If no instructions are given in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board's nominees, "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011 and in accordance with the recommendations of the Board as to any other matter that may properly be brought before the Meeting or any adjournment or postponement thereof.

Brokers holding Common Stock in "street name" who are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders.  If the broker has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker may give or authorize the giving of a Proxy to vote the Common Stock at his discretion as to some matters, but not as to certain other proposals without specific instructions from the beneficial owner.  When a broker or nominee is unable to vote a client's shares on a proposal, the missing votes are referred to as "broker non-votes."  If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares, your broker or nominee may, in his discretion, vote such shares "FOR" ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011, but not with respect to the election of directors.

Procedures for Stockholder Nominations

Under the Company's Bylaws, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders with respect to an election to be held at an annual or special meeting of stockholders.  Each such notice shall set forth:  (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the Company if so elected.  The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.  Stockholder nominations submitted in accordance with the requirements of the Bylaws will be forwarded to the Corporate Governance and Nominating Committee.  See "Proposal 1.  Election of Directors – Nominating Procedures and Criteria and Board Diversity."

Cost of Solicitation of Proxies

This Proxy solicitation is made by the Board, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies.  The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company.  If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile or e-mail, or in person, to request that Proxies be furnished.  No additional compensation will be paid for these services.  The Company will furnish copies of solicitation materials to banks, brokerage houses and other custodians, nominees and fiduciaries to be forwarded to the beneficial owners of Common Stock held in their names.  The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners.

Other Business

As of the date of this Proxy Statement, the Board knows of no business to be presented for consideration at the Meeting other than as stated in the Notice of Annual Meeting of Stockholders.  If, however, other matters are properly brought before the Meeting, including a motion to adjourn the Meeting to another time or place in order to solicit additional proxies in favor of the recommendations of the Board, the Proxyholders intend to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board, and the authority to do so is included in the Proxy.  Such authorization includes the authority to appoint a substitute nominee or nominees to the Board's nominees identified herein where death, illness or other circumstances arise which prevent any such director nominee from serving in such position and to vote such Proxy for such substitute nominee.

Security Ownership of Principal Stockholders and Management

The following table sets forth as of the Record Date certain information relating to the ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of any class of the Common Stock (other than depositories), (ii) each of the Company's directors and nominees, (iii) each of the Named Executive Officers (as defined below) and (iv) all of the Company's executive officers and directors as a group.

	Class A Common Stock		Class B Common Stock		% of Total
Name and Address (1)	Shares (2)	% of Class (3)	Shares (2)	% of Class (3)	Voting Power (4)

John R. Attwood (5)	46,250	*	5,750	*	*
Donald J. Howard (6)	27,000	*	3,000	*	*
Eric S. Olberz (7)	15,194	*	1,750	*	*
Frederick H. Schneider (5)(8)	95,075	*	12,725	*	*
Kevin J. Ventrudo (9)	39,000	*	--	*	*
Craig L. Levra (10)	170,084	1.4	801,435	44.9	33.5
Rachel C. Glaser (8)	--	*	--	*	*
Randall G. Scoville (8)	--	*	--	*	*
Howard K. Kaminsky (11)	129,925	1.0	291,321	16.3	12.4
Dennis D. Trausch (12)	132,180	1.1	32,050	1.8	1.6
Thomas H. Tennyson (13)	20,000	*	--	*	*
Tim A. Anderson (14)	--	*	7,250	*	*
Norbert Olberz (15)	7,676,439	61.8	105,565	5.9	20.4
Wedbush, Inc. (16)	1,038,547	8.4	78,144	4.4	5.4
Dimensional Fund Advisors L.P. (17)	638,178	5.1	--	*	1.3
Directors and executive officers as a group (10 persons) (18)	674,708	5.3	1,155,281	63.4	48.4
______________

*	Less than 1%

(1)
The address of each executive officer and director is in care of the Company, One Sport Chalet Drive, La Cañada, California 91011.  The address of Wedbush, Inc. is 1000 Wilshire Boulevard, Los Angeles, California 90017.  The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(2)	Except as may be set forth below and subject to applicable community property laws, each such person has the sole voting and investment power with respect to the shares of Common Stock owned.

(Footnotes continued on next page)

(Footnotes continued from prior page)

(3)
Based on 12,413,490 shares of Class A Common Stock and 1,775,821 shares of Class B Common Stock outstanding on the Record Date.  Under Rule 13d-3 of the Securities Exchange Act of 1934, certain shares may be deemed to be beneficially owned by more than one person (if, for example, a person shares the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  The amount of shares beneficially owned by such person by reason of these acquisition rights is not deemed outstanding for the purpose of calculating the percentage ownership of any other person.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at the Record Date.

(4)	Based on 1/20th of one vote for each share of Class A Common Stock and one vote for each share of Class B Common Stock.

(5)	Includes 18,250 shares of Class A Common Stock and 1.750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.

(6)	Includes 27,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.

(7)	Includes 9,500 shares of Class A Common Stock and 1,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.

(8)
Mr. Schneider has advised the Company that he will not stand for re-election at the Meeting.  In addition, the Board has increased the authorized number of directors from six to seven.  Ms. Glaser and Mr. Scoville have been nominated by the Board for election at the Meeting to fill the vacancies created thereby.  See "Election of Directors — Directors and Executive Officers."

(9)
Includes 4,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 8,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(10)
Includes 170,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 225,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.  791,423 shares of Class B Common Stock are pledged as collateral for a loan used to pay Mr. Levra’s income taxes resulting from the 2005 recapitalization plan and for subsequent purchases of Class B Common Stock.

(11)
Includes 57,250 shares of Class A Common Stock and 6,750 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 75,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(12)
Includes 13,000 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 187,001 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(Footnotes continued on next page)

(Footnotes continued from prior page)

(13)
Includes 20,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 105,000 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(14)
Includes 7,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 129,126 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

(15)
Consists of shares held by the Olberz Trust, a revocable grantor trust of which Mr. Olberz and his wife are co-trustees.  7,676,439 shares of Class A Common Stock and 105,565 shares of Class B Common Stock are pledged as collateral for a loan used in conjunction with a real estate construction project.

(16)
Based on information contained in Schedules 13G/A filed with the SEC on February 17, 2010, by Wedbush, Inc., Edward W. Wedbush and Wedbush Securities, Inc. as joint filers.  Wedbush, Inc. owns all of the shares of Wedbush Securities, Inc.  Edward W. Wedbush is the chairman and owns a majority of the shares of Wedbush, Inc. and is the President of Wedbush Securities, Inc.  Wedbush, Inc. states that it has sole voting power and sole dispositive power over 648,912 shares of Class A Common Stock and 39,927 shares of Class B Common Stock, shared voting power over 973,122 shares of Class A Common Stock and 67,394 shares of Class B Common Stock and shared dispositive power over 1,038,547 shares of Class A Common Stock and 78,144 shares of Class B Common Stock.  Mr. Wedbush states he has sole voting power and sole dispositive power over 231,750 shares of Class A Common Stock and 23,052 shares of Class B Common Stock, shared voting power over 973,122 shares of Class A Common Stock and 67,394 shares of Class B Common Stock and shared dispositive power over 1,038,547 shares of Class A Common Stock and 78,144 shares of Class B Common Stock.  Wedbush Securities, Inc. states it has sole voting power and sole dispositive power over 92,460 shares of Class A Common Stock and 4,415 shares of Class B Common Stock, shared voting power over 973,122 shares of Class A Common Stock and 67,394 shares of Class B Common Stock and shared dispositive power over 1,038,547 shares of Class A Common Stock and 78,144 shares of Class B Common Stock.  Mr. Wedbush disclaims beneficial ownership of the Class A Common Stock or the Class B Common Stock held by Wedbush, Inc. or Wedbush Securities, Inc.

(17)
Based on information contained in a Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors L.P. as an investment manager, advisor or sub-advisor of certain investment companies, trusts and accounts.  Dimensional Fund Advisors L.P. states that it has sole voting power over 635,741 shares of Class A Common Stock and sole dispositive power over 638,178 shares of Class A Common Stock.  Dimensional Fund Advisors L.P. disclaims beneficial ownership of the Class A Common Stock or the Class B Common Stock held by these investment companies, trusts and accounts.

(18)
Includes 324,250 shares of Class A Common Stock and 45,250 shares of Class B Common Stock issuable upon the exercise of stock options which first become exercisable on or before August 14, 2010.  Excludes 729,127 shares of Class A Common Stock issuable upon the exercise of stock options which first become exercisable after that date.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Executive Officers

The Bylaws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board, but shall not be less than three.  In June 2010, the Board increased the number of directors from six to seven.  There is one vacancy on the Board.  The Certificate of Incorporation provides that each director shall be elected at each annual meeting of stockholders to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.

The Certificate of Incorporation provides that each holder of Class A Common Stock shall be entitled to 1/20th of one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors, and each holder of Class B Common Stock shall be entitled to one vote, in person or by proxy, for each share of such class standing in his or her name in the election of directors.  At the Meeting, the holders of Class A Common Stock shall vote as a separate class for the election of one director (the "Class A Director"), and the holders of the Class A Common Stock and the holders of the Class B Common Stock shall vote together as a single class for the election of all other directors.

The Board has nominated John R. Attwood, Rachel C. Glaser, Craig L. Levra, Donald J. Howard, Eric S. Olberz, Randall G. Scoville and Kevin J. Ventrudo for election as a director at the Meeting, each to hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation, disqualification or removal.  The Board has nominated Mr. Attwood for election as the Class A Director.

Each nominee currently is a director, except for Ms. Glaser and Mr. Scoville, and has indicated his or her willingness to serve.  Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees of the Board.  If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment or postponement thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board to fill any vacancy.  The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director.

The Company's Bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders.  See "General Information – Procedures for Stockholder Nominations" above.  Stockholders have not proposed any candidates for election at the Meeting.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such.  Except as set forth below, there are no family relationships among directors or executive officers of the Company and, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.  Officers serve at the discretion of the Board.

The following table sets forth certain information with respect to the nominees and executive officers of the Company as of the Record Date.  An asterisk (*) by the name of a director or nominee indicates that the Board has determined that the director or nominee is "independent" under the rules of the Nasdaq Stock Market ("Nasdaq").

Name	Age	Position

John R. Attwood*	80
Director and Chairman of the Compensation Committee since 1993 and a member of the Audit Committee from 1993 until 2001.  Mr. Attwood is the President of Attwood Enterprises, a consulting business.  He was the Chairman of Coca-Cola Bottling of Los Angeles and a Senior Vice President and a Group President of Beatrice Companies, Inc., the parent company of Coca-Cola Bottling of Los Angeles, until his retirement in 1986.  He received a Bachelors Degree in Business Administration from California State University, Los Angeles.

With his extensive tenure and senior executive positions with Coca-Cola Bottling of Los Angeles and Beatrice Companies, Inc., Mr. Attwood brings to the Board extensive experience in marketing consumer products, operations and business organization and management.

Rachel C. Glaser*	48
Ms. Glaser is currently the Chief Operating Officer and Chief Financial Officer for MyLife.com, a subscription-based people search business.  From 2005 to 2008, Ms. Glaser was the Senior Vice President of Finance at Yahoo! Inc. (NASDAQ: YHOO), a global internet services provider.  From 1986 to 2005, Ms. Glaser held positions of increasing responsibility at The Walt Disney Company (NYSE:  DIS), a media and entertainment company, and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure.  Ms. Glaser received a Bachelors Degree in Organizational Behavior and Psychology from the University of California at Berkeley and a Masters Degree in Business Administration from the University of Southern California.

With her 27 years of experience in a wide variety of leadership positions, during which she had significant experience in the consumer sector, together with her service as the Chief Operating Officer of an internet company, Ms. Glaser provides the Board with extensive experience in e-commerce, finance, and accounting.

Craig L. Levra	51
Chairman of the Board since 2001, director since 1998, President since 1997, Chief Operating Officer from 1997 until 1999 and Chief Executive Officer since 1999.  Prior to joining the Company, Mr. Levra was employed by The Sports Authority, then the nation's largest sporting goods retailer.  During his five-year tenure with that company, he held positions of increasing responsibility in merchandising and operations and was Vice President of Store Operations at the time of his departure.  Mr. Levra received a Bachelors Degree and a Masters Degree in Business Administration from the University of Kansas.  Mr. Levra currently serves on the Board of Directors of Junior Achievement of Southern California, the Board of Directors of the Southern California Committee for the Olympic Games, and the Board of Directors of the Los Angeles Sports and Entertainment Commission.

With his executive experience with The Sports Authority and 13 years as the principal operating officer of the Company, Mr. Levra brings to the Board extensive experience in sporting goods retailing in general and in the markets, customers, vendors and communities with which the Company does business.  His service with numerous community organizations also provides him a penetrating insight into the needs, aspirations and trends of the Company's principal market in Southern California.  Mr. Levra's leadership of management's aggressive response to the macroeconomic downturn has provided him a unique understanding of the Company's business for use in aligning the Company's strategy to developing trends in macroeconomic conditions and the Company's industry.

Name	Age	Position

Donald J. Howard*	64
Director since 2004 and member of the Compensation Committee since 2004, the Corporate Governance and Nominating Committee since 2005 and the Audit Committee since 2007.  Mr. Howard currently is Executive Vice President of Fritz Duda Company, a diversified real estate investment and development company.  From 1998 until joining Fritz Duda Company, he was a Partner and Senior Vice President, Development of Marketplace Properties, a shopping center development company.  He served as Senior Vice President, Development of Donahue Schriber, a Southern California mall development company, from 1997 until joining Marketplace Properties in 1998, and as Senior Vice President, Real Estate/Construction of The Vons Companies, Inc., a leading grocery store chain, from 1994 to 1997.  Mr. Howard has been employed in the development, construction and management of retail properties in Southern California since 1974.  He received a Bachelors Degree in Business Administration from the University of Southern California.

With his 36 years of experience in the development, construction and management of retail properties in Southern California, Mr. Howard is an invaluable resource to management with respect to managing the Company's real estate assets.

Eric S. Olberz	47
Director since 1992, a member of the Compensation Committee from 1992 until 2004 and a member of the Audit Committee from 1992 until 2001.  Mr. Olberz is the Chief Financial Officer of several real estate corporations controlled by the Company’s founder. He was employed as a staff accountant with BDO/Nation Smith Hermes Diamond-Accountants & Consultants from 2000 to 2002.  Mr. Olberz worked primarily with the firm's family office group, providing wealth management services for high net worth individuals.  From 1999 to 2000, he was employed as a staff auditor with Moreland & Associates.  Mr. Olberz was President and owner of Camp 7, Inc., a soft goods manufacturing operation located in Santa Ana, California, from 1995 to 1996 and Vice Chairman of the Company from 1994 to 1995, Vice President from 1984 to 1994 and Secretary from 1992 to 1995.  Mr. Olberz resigned as an officer and employee of the Company concurrently with Camp 7, Inc.'s acquisition of the Company's soft goods manufacturing operations in 1995.  Mr. Olberz received a Bachelors Degree with an emphasis in accounting from National University and is a Certified Public Accountant.  Mr. Olberz is the son of Norbert Olberz, the Founder.

With ten years as an accountant, 11 years as an executive of the Company and nine years operating Camp 7, Inc., Mr. Olberz provides the Board with accounting and operational expertise and an intimate knowledge of the Company's operations.

Name	Age	Position

Randall G. Scoville*	49
Mr. Scoville is currently the Chief Accounting Officer and Vice President of International Operations for Unified Grocers, Inc., a  $4 billion cooperative that provides distribution, manufacturing, financial and insurance services to 4,000 retail customers.  Prior to Unified Grocers, Inc., Mr. Scoville held Chief Financial Officer positions at Cardenas Markets, Inc., a supermarket chain, from 2003 to 2005, at Coastal Pacific Acquisition Company, an asset holding company from 2002 to 2003, and at Trader Joe's, a specialty retailer, form 1999 to 2002.  Between 1992 and 1995, he was the Director of Planning and Analysis for Food 4 Less Supermarkets, Inc./Ralphs Grocery Company, a supermarket chain.  From 1983 to 1992, Mr. Scoville was employed by KPMG Peat Marwick and was a Senior Manager in the audit department at the time of his departure.  Mr. Scoville is a Certified Public Accountant and an active board member of California Shopping Cart Retrieval Corporation, a wholly owned subsidiary of California Grocers Association.  Mr. Scoville received a Bachelors Degree in Business Economics from the University of California, Santa Barbara.

With his 27 years of experience in a wide variety of leadership positions, during which he had significant experience in the consumer sector, together with his service as the Chief Financial Officer of retail companies, Mr. Scoville provides the Board with extensive experience in Sarbanes Oxley Act of 2002 compliance, accounting, finance and global retail operations.

Kevin J. Ventrudo*	51
Director since 2009 and Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee and Audit Committee since 2009.  From 2006 to 2007, he provided consulting services to Dominion Nutrition, Inc., a development stage company in the dairy products sector.  From 2004 through 2006, he served as Managing Partner of Investment Homes International, a real estate concern.  From 2003 to 2004, he served as Chief Executive Officer of Woodstone Consulting Company, a consulting firm focused on improving individual and organizational effectiveness.  He previously served as a Managing Director of SG Cowen Securities Corporation from 1998 to 2001, a Managing Director of Smith Barney from 1994 to 1998, a Managing Director of Sutro & Co. Incorporated from 1991 to 1994, the Chief Financial Officer of L.A. Gear, Inc., a footwear and apparel company, from 1990 to 1991, and a Vice President of Merrill Lynch Capital Markets from 1985 to 1990.  Mr. Ventrudo received a Bachelors Degree in economics from Yale University and a Masters Degree in Business Administration from Stanford Graduate School of Business.

Mr. Ventrudo's 16 years in the investment banking industry, during which he had significant experience with clients in the retail, apparel and consumer sectors, together with his service as the Chief Financial Officer of a leading footwear manufacturer and his entrepreneurial experience, including time heading a consulting firm focusing on organizational effectiveness, provides the Board with extensive experience in finance and accounting, strategy and organizational effectiveness.

Name	Age	Position

Howard K. Kaminsky	52
Chief Financial Officer since joining the Company in 1985, Executive Vice President – Finance since 2000 and Secretary since 1995.  Mr. Kaminsky served as Vice President – Finance from January to April 1997, Senior Vice President – Finance from 1997 to 2000 and Treasurer from 1992 to 1997.  Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP where he became a Certified Public Accountant.  He received a Bachelors Degree in Business Administration from California State University, Northridge.  Mr. Kaminsky is a member of Financial Executives International.

Dennis D. Trausch	61
Executive Vice President – Growth and Development since 2002 and Executive Vice President – Operations from 1988 until 2002.  Since joining the Company in 1976, Mr. Trausch has served in various positions starting as a salesperson and assuming positions of increasing responsibility in store and Company operations.  Mr. Trausch is currently responsible for real estate, lease negotiations, facilities, construction, logistics and the distribution center.  He majored in Mathematics at Glendale College.  Mr. Trausch has been a member of the International Council of Shopping Centers since 1990.

Thomas H. Tennyson	50
Executive Vice President and Chief Merchandising Officer since joining the Company in 2008.  Mr. Tennyson has more than 25 years of experience with department and specialty retail stores.  He served as Senior Vice President and General Merchandise Manager of Mervyns Department Stores from 2005 until joining the Company, and from 2004 to 2005 as Vice President, Divisional Merchandise Manager of Galyan's Trading Company which was acquired by Dick's Sporting Goods in 2004.  From 1999 to 2004, Mr. Tennyson held positions of increasing responsibility with Kohl's Department Stores and was Vice President, Divisional Merchandise Manager at the time of his departure.  From 1984 to 1999, he held various management positions with the Department Store Division of Dayton-Hudson Corporation.  Mr. Tennyson received a Bachelors Degree in Retail Merchandising from the University of Wisconsin-Stout.

Tim A. Anderson	50
Executive Vice President – Retail Operations since June 2010, Senior Vice President – Retail Operations from 2007 to 2010, Vice President – Retail Operations from 2003 to 2007 and Director of Store Operations from 2002 to 2003.  Mr. Anderson is responsible for store operations, store employees and specialty services.  He was employed by Vans Incorporated, a national apparel and footwear retailer, as Director of Retail Operations from 1998 until joining the Company.  Prior to Vans Incorporated, Mr. Anderson held various positions with national retailers such as Gap, Inc. and Limited Brands.  He majored in Communications at Iowa Central.

Committees of the Board

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.  Each committee consists of two or more directors who serve at the discretion of the Board.  Each member of each committee is "independent" as defined under the applicable rules of Nasdaq, and each member of the Audit Committee is "independent" as defined under the applicable rules of the SEC and possesses the qualifications required by Nasdaq.

Mr. Schneider has advised the Company that he will not stand for re-election at the Meeting.  In addition, the Board has increased the authorized number of directors from six to seven.  Ms. Glaser and Mr. Scoville have been nominated by the Board for election at the Meeting to fill the vacancies created thereby.  The Board has determined that Ms. Glaser and Mr. Scoville are "independent" as defined under the rules of Nasdaq.

Audit Committee.  The Audit Committee currently consists of Mr. Schneider, who serves as the chairman of the committee, and Messrs. Howard and Ventrudo.  The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the Company's accounting and system of internal controls, (ii) the quality and integrity of the Company's financial reports, (iii) the Company's compliance with legal and regulatory requirements, and (iv) the independence and performance of the Company's independent registered public accounting firm.  The Board has determined that Mr. Schneider qualifies as an "audit committee financial expert" as defined under the rules of the SEC.

In February 2010, the Board amended the charter of the Audit Committee to entrust that committee with overseeing the Company's risk management process by (i) overseeing the Company's efforts to align its management of risks with its strategic objectives, (ii) overseeing the establishment and implementation of a risk oversight framework, and (iii) reviewing the effectiveness of the risk oversight framework in the identification, assessment, monitoring, management and disclosure of significant risks.  The Company's risk management process is intended to provide reasonable assurance that procedures are in place to identify, assess, monitor, manage and disclose risks that may have a material adverse effect on the achievement of the Company's strategic objectives.

Compensation Committee.  The Compensation Committee currently consists of Mr. Attwood, who serves as the chairman of the committee, and Messrs. Howard and Ventrudo.  The purpose of the Compensation Committee is to help to ensure that (i) the executive officers of the Company are compensated in a manner consistent with the compensation strategy of the Company determined by the Board, (ii) the treatment of all executive officers is in an equitable and consistent manner, (iii) the Company maintains the ability to recruit and retain qualified executive officers, and (iv) the requirements of the appropriate regulatory bodies are met.  The committee also administers the Company's 1992 Incentive Award Plan (the "1992 Plan"), Executive Bonus Plan, Employment Retirement Savings Plan (the "401(k) Plan"), and 2004 Equity Incentive Plan (the "2004 Plan").

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee currently consists of Mr. Ventrudo, who serves as the chairman of the committee, and Messrs. Howard and Schneider.  The principal purposes of the Corporate Governance and Nominating Committee are to help ensure that (i) the Board is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company, and (ii) the Company has followed and continues to follow appropriate governance standards.  To carry out its purposes, the committee (i) identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board, (ii) recommends the director nominees to be selected by the Board for the next annual meeting of stockholders, (iii) develops and recommends to the Board corporate governance principles applicable to the Company, and (iv) oversees the evaluation of the Board and management.  For further information concerning the criteria and procedures for selecting director nominees, see "Nominating Procedures and Criteria and Board Diversity" below.

Charters of the Committees.  Each standing committee of the Board has recommended, and the Board has adopted, and may amend from time to time, a written charter, a copy of which is available on the Company's website at sportchalet.com.

Meetings of the Board and Committees

The Board held nine meetings during the fiscal year ended March 28, 2010.  The Audit Committee held six meetings, the Compensation Committee held nine meetings, and the Corporate Governance and Nominating Committee held four meetings, during the fiscal year ended March 28, 2010.  Each person who was a director of the Company or a member of a committee of the Board was present for at least 75% of the meetings of the Board and all such committees held during the fiscal year ended March 28, 2010.

It is the policy of the Company to require members of the Board to attend the annual meeting of stockholders, if practicable.  Each director attended the 2009 annual meeting of stockholders.

Board Leadership Structure

The Chairman of the Board conducts each Board meeting and sets the agenda of each Board meeting after consulting with members of the Board and management.  The Chairman of the Board also has the responsibility of establishing effective communication with the Company's stakeholders, including stockholders, employees, customers, communities, suppliers and creditors.

Although the Board has no policy regarding the separation of the position of the Chairman of the Board and the position of the Chief Executive Officer of the Company, each position has been held by the same person for substantially the entire history of the Company.  The Board currently believes that having a single person hold the position of the Chairman of the Board and the Chief Executive Officer of the Company is the best solution to govern the Company efficiently because it (1) provides each director with immediate and regular access to the principal operating officer of the Company, (2) provides the Chief Executive Officer with direct and unfiltered communication with each director, (3) eliminates the costs associated with maintaining an independent office of the Chairman of the Board, and (4) encourages the chair of each Board committee and each individual director to take a more hands-on approach to the affairs of the Board than he or she might if there were an independent office of the Chairman directing Board affairs.

Nominating Procedures and Criteria and Board Diversity

Among its functions, the Corporate Governance and Nominating Committee considers and approves nominees for election to the Board.  In addition to the candidates proposed by the Board or identified by the committee, the committee considers candidates for director suggested by stockholders, provided such recommendations are made in accordance with the procedures set forth in the Bylaws and described under "General Information – Procedures for Stockholder Nominations" above.  Stockholder recommendations that comply with these procedures will constitute valid nominations and will receive the same consideration that the committee's nominees receive.  Stockholders have not proposed any candidates for election at the Meeting.

Essential criteria for all candidates considered by the Corporate Governance and Nominating Committee include the following:

•	integrity and ethical behavior;

•	maturity;

•	management experience and expertise;

•	independence and diversity of thought;

•	broad business or professional experience that complements that of other directors;

•	an understanding of business and financial affairs and the complexities of business organizations;

•	the ability to actively participate in Board and committee activities; and

•	the ability to work professionally and effectively with other directors and management.

In evaluating candidates for certain Board positions, the committee evaluates additional criteria, including the following:

•	financial or accounting expertise;

•	experience in the Company's industry;

•	business and other experience relevant to public companies of a size comparable to the Company; and

•	experience in investment banking, commercial lending or other financing activities.

In selecting director nominees, the committee evaluates the general and specialized criteria set forth above, identifying the relevant specialized criteria prior to commencement of the recruitment process, considers previous performance if the candidate is a candidate for re-election, and generally considers the candidate's ability to contribute to the success of the Company.

The Corporate Governance and Nominating Committee believes that the Board should include individuals with a broad range of relevant professional expertise, experience and education and reflect the diversity and cultural and geographical perspectives of the Company's employees, customers and suppliers.

The Board's nominees for the Meeting have been recommended by the Corporate Governance and Nominating Committee, and have been selected by the full Board.

Communications with Directors

Stockholders may communicate with the chair of the Audit Committee, the Compensation Committee, or the Corporate Governance and Nominating Committee, or with the independent directors individually or as a group, by writing to any such person or group c/o the Secretary of the Company, at the Company's office at One Sport Chalet Drive, La Cañada, California  91011.

Communications are distributed to the Board, or to any individual director, depending on the facts and circumstances set forth in the communication.  In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, including the following:  junk mail and mass mailings; product complaints; product inquiries; new product suggestions; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements.  In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be distributed, with the provision that any such communication that is not distributed will be made available to any independent director upon request.

Communications that include information better addressed by the complaint hotline supervised by the Audit Committee will be delivered to the hotline.

Compensation of Directors

The following table sets forth the compensation paid to our non-employee directors for their service in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Eric S. Olberz	27,900	--	3,052	--	--	--	30.952
Frederick H. Schneider	45,000	--	3,052	--	--	--	48,052
John R. Attwood	40,500	--	3,052	--	--	--	43,552
Donald J. Howard	42,300	--	3,052	--	--	--	45,352
Kevin J. Ventrudo	43,200	--	3,052	--	--	--	46,252

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards.  The value of the equity awards in column (c) and (d) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes, without regard to the estimate of forfeitures related to service-based vesting conditions.  Amounts reported for stock options are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended March 28, 2010, included in the Company's Annual Report on Form 10-K filed with the SEC on June 18, 2010, for a discussion of the relevant assumptions used in calculating grant date fair value.

Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as directors.  Non-employee directors receive an annual retainer of $22,500 plus $900 for each Board or committee meeting attended during the fiscal year.  The chair of the Audit Committee receives an additional $1,800 for each Audit Committee meeting attended, and the other committee chairs receive an additional $900 for each meeting of their respective committees attended.  Directors also receive reimbursement of expenses incurred in attending meetings.  The Board may modify such compensation in the future.

Prior to January 1, 2005, under the 1992 Plan, each non-employee director was granted automatically upon becoming a director, options to purchase 5,000 shares of Common Stock at the fair market value on the grant date.  Under this plan, on each triennial date on which a non-employee director was reelected to the Board, options for an additional 5,000 shares were granted automatically to the director subject to an aggregate limit for any one non-employee director of options to acquire a total of 30,000 shares.  Options under this plan are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of grant, and all options expire five or ten years from the date of grant.  Beginning January 1, 2005, under the 2004 Plan, on the date of the annual meeting of stockholders each non-employee director currently is granted options to purchase 2,000 shares of Class A Common Stock at the fair market value on the date of grant, except in fiscal 2007 when no options were granted.  All options are fully vested upon grant and expire ten years from the date of grant.  Messrs. Attwood, Howard, Eric Olberz, Schneider and Ventrudo have been granted outstanding options representing a total of 20,000, 30,000, 11,250, 20,000, and 12,000 shares, respectively.  See "Narrative to Summary Compensation Table and Grants of Plan Based Awards – 2004 Equity Incentive Plan."

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Attwood (Chairman), Howard and Ventrudo. No member of the Compensation Committee has served as one of the Company’s officers or employees at any time.  None of the executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Conduct

The Company has adopted a Code of Conduct applicable to all directors, officers and employees of the Company.  A copy of the Code of Conduct is available on the Company's website, sportchalet.com.  The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct applicable to our Chief Executive Officer and senior financial executives on our website within four business days following the date of such amendment or waiver.

Audit Committee Report

The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act or under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of the Company's directors.  Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market and the independence requirement of the SEC.  Mr. Schneider qualifies as an “audit committee financial expert” as defined under the rules of the SEC.  The Audit Committee assists the Board in monitoring the accounting, auditing and financial reporting practices of the Company.

Management is responsible for the preparation of the Company's financial statements and financial reporting process, including its system of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee:

•	Reviewed and discussed with management the audited financial statements contained in the Company's Annual Report on Form 10-K for fiscal 2010; and

•	Obtained from management their representation that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Company's independent registered public accounting firm is responsible for performing an audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on whether the Company's financial statements present fairly, in all material respects, the Company's financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States.  In fulfilling its oversight responsibilities, the Audit Committee:

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees");

•
Reviewed and discussed with the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board as currently in effect; and

•
Reviewed and discussed with the independent registered public accounting firm whether the rendering of the non-audit services provided by them to the Company during fiscal 2010 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board and is assessed annually for adequacy by the Audit Committee.  The charter is available on the Company's website at sportchalet.com.

The Audit Committee held four meetings with the independent registered public accounting firm during fiscal 2009, in each case with and without management present.  In performing its functions, the Audit Committee acts only in an oversight capacity.  It is not the responsibility of the Audit Committee to determine that the Company's financial statements are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls.  Nor is it the duty of the Audit Committee to determine that the audit of the Company's financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company's registered public accounting firm is independent.

Based upon the reviews and discussions described above, and the report of the independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2010, for filing with the SEC.

The Audit Committee also has recommended, and the Board also has approved, the selection of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011, subject to ratification by the Stockholders at the Meeting.

Dated: June 1, 2010	THE AUDIT COMMITTEE Donald J. Howard Frederick H. Schneider Kevin J. Ventrudo

Certain Relationships and Related Transactions

Policy Regarding Related Person Transactions

 The Board has adopted a written policy which requires the Audit Committee to review and approve or ratify any transaction (a “related person transaction”) in which the Company was, or is to be, a participant and in which any director, executive officer, nominee for director or beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, or any immediate family member of any such person, has a direct or indirect material interest. The policy requires the following:

•
the Audit Committee shall review any proposed agreement or arrangement relating to a related person transaction or series of related person transactions, and any proposed amendment to any such agreement or arrangement;

•
the Audit Committee shall establish standards for determining whether the transactions covered by such proposed agreement or arrangement are on terms no less favorable to the Company than could be obtained from an unrelated third party (“fair to the Company”);

•
before the Company enters into any such proposed agreement or arrangement, and at least annually thereafter, the Company's accounting department shall report to the Audit Committee whether the transactions covered by such agreement or arrangement are fair to the Company under the standards established by the Audit Committee;

•
the Audit Committee shall not pre-approve, and shall make all reasonable efforts (taking into account the cost thereof to the Company) to cancel or cause to be renegotiated, any such agreement or arrangement which is not so determined to be fair to the Company; and

•	the Company will disclose any related person transactions required to be disclosed by the rules promulgated by the SEC, in the manner so required.

Property Leases

The Company leases from corporations controlled by Norbert Olberz, the father of Eric S. Olberz and the Company’s founder (the "Founder"), its corporate offices in La Cañada and its stores in La Cañada, Huntington Beach and Porter Ranch, California.  The Company has incurred rental expense to the Founder of $3.2 million, $2.8 million, and $2.5 million in fiscal 2010, 2009 and 2008, respectively.

Management believes that the occupancy costs under the leases with corporations controlled by the Founder are no higher than those which would be charged by unrelated third parties under similar circumstances.

Compliance with Reporting Requirements of Section 16

Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of either class of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports.  Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons.  Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis explains the Company's compensation objectives and philosophy, as well as how and why compensation decisions were made in fiscal 2010 for each person who served as the Company's principal executive officer or principal financial officer during fiscal 2010 and the Company's three other most highly compensated executive officers (collectively, the "Named Executive Officers") and actions regarding executive compensation for fiscal 2011.  This section also explains how the compensation of the Named Executive Officers is aligned with the interests of the Company's stockholders and is intended to place in perspective the executive compensation information contained in the tables that follow this discussion.

During fiscal 2010, the Named Executive Officers were:

•	Craig L. Levra, Chairman of the Board, President and Chief Executive Officer;

•	Howard K. Kaminsky, Executive Vice President – Finance, Chief Financial Officer and Secretary;

•	Dennis D. Trausch, Executive Vice President – Growth and Development;

•	Thomas H. Tennyson, Executive Vice President and Chief Merchandising Officer; and

•	Tim A. Anderson, Executive Vice President – Retail Operations.

The Compensation Committee

Committee Members

The Compensation Committee (the "Committee") consists of three directors, John R. Attwood (Chairman), Donald J. Howard and Kevin J. Ventrudo.  The Board has determined that each member of the Committee is "independent" as that term is defined under the rules of Nasdaq.  The Committee meets as often as necessary to perform its duties and responsibilities.  The Committee held nine meetings during fiscal 2010 including two executive sessions without management.

Role of the Committee

The Committee operates under a written charter approved by the Board.  A copy of the charter is available at sportchalet.com under “About Us – Investor Relations.”  The Committee's purpose is to:

•	review and approve corporate goals and objectives relevant to the compensation of the executive officers;

•	evaluate the performance of the executive officers in light of those goals and objectives;

•	determine and approve the compensation level of the executive officers based on this evaluation; and

•	make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Objectives and Philosophy

The objective of the Company's compensation program is to promote the continued profitability and growth of the Company for the benefit of its stockholders, employees, customers, suppliers, creditors, communities and other stakeholders.

The Company's general compensation philosophy is that compensation programs should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability.  This compensation consists primarily of base salaries, cash bonuses, equity awards and benefits.  In support of this philosophy, the Committee believes that:

•
the total compensation of executives should be competitive (i.e., at approximately the 50th percentile) with the total compensation paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•
the base salaries of executives generally should not exceed the median base salaries paid to executives with comparable duties by other companies in the Company's industry that are of similar size and performance;

•	bonus programs and equity incentive plans should motivate the executives to achieve specific strategic and performance objectives established by the Board;

•	upon the achievement of such objectives, bonuses and equity incentive awards should be adequate to compensate for base salaries which generally are below the median base salaries; and

•	bonuses and long-term equity incentive awards should serve to align the executive's interests with those of the Company's stockholders.

Compensation Committee Process

Annual Evaluation

The Committee meets in executive session at the beginning of each fiscal year to (i) evaluate the performance of the executive officers, including the Named Executive Officers (as defined under "Summary Compensation Table") during the prior fiscal year; (ii) determine their annual bonuses, if any, for the prior fiscal year; (iii) establish their performance goals and objectives for the current fiscal year; (iv) set their base salaries, benefits and target cash bonuses for the current fiscal year; and (v) consider and approve any grants to them of equity incentive awards.  For a discussion of the criteria used by the Committee to evaluate the performance of the Named Executive Officers in fiscal 2010, see "Compensation Discussion and Analysis – How and Why Executive Compensation Decisions Were Made."

Management's Role in Determining Executive Compensation

The Committee determines the compensation of all the executive officers, including the Named Executive Officers.  Craig L. Levra, the Chief Executive Officer, plays a role in the Committee's determination of executive compensation because he evaluates employee performance, recommends performance targets and objectives and recommends salary levels, bonuses, benefits, and equity incentive awards of the executive officers, other than himself.

Compensation Consultant

The Committee's charter enables the Committee to retain a consulting firm to assist in the evaluation of executive compensation, and provides the Committee with the sole authority to approve the consulting firm's fees and other retention terms.  During April 2008, the Committee retained Oaktree Associates, Inc. to provide the Committee with information concerning the range of compensation paid to executives with comparable duties by other companies that are of similar size and performance and in similar industries as the Company.  The Committee intends to update this compensation survey no more frequently than every third year because the Committee does not believe that the executive compensation benchmark or comparable companies are likely to experience significant change any more frequently.

Comparable Companies and Benchmarking

In April 2008, Oaktree Associates, Inc. prepared a compensation survey (the "Survey") which included 14 retailers which emphasize sporting goods (the "Peer Group").  In order to obtain a large enough sample of companies, companies with significantly greater revenue, net income, net profit margin and number of employees than the Company were included.  This was considered appropriate given the Company’s market for potential employees.  The Survey compared the compensation paid to the principal executive, financial, buying, operations, merchandizing and information officers of the companies in the Peer Group to that paid by the Company to its six most highly paid executives for fiscal 2007.  In addition, the Survey compared the compensation paid to such officers by the Company for fiscal 2007 to that paid to the covered executives by the seven companies in the Peer Group nearest to the Company with respect to revenue, net income, net profit margin and number of employees (the "Comparable Companies").  For the companies in the Peer Group, revenue ranged from $118 million to $5.75 billion, net income from a loss of $13 million to a profit of $251 million, net profit margin from a negative 1.4% to a positive 10.6%, and number of employees from 1,660 to 45,400.  For the Comparable Companies, revenue ranged from $118 million to $911 million, net income from a loss of $13 million to a profit of $38 million, net profit margin from a negative 1.4% to a positive 7.4%, and number of employees from 1,660 to 9,500.  All data concerning the companies in the Peer Group were based on their most recent SEC reports.  The survey demonstrates that the relationship between the Company's executive compensation and that of the Peer Group is comparable to the relationship between the Company's executive compensation and that of the Comparable Companies.

The companies in the Peer Group were:

Foot Locker	Pacific Sunwear	Big 5 Sporting Goods*	Big Dog Holdings*
Dick's Sporting Goods	Columbia Sportswear	Hibbett Sports*	Zumiez*
Cabela's	Finish Line	Citi Trends*
Genesco	Gander Mountain*	Golfsmith International*
__________________
*              Indicates a Comparable Company.

The Survey compares the cash compensation and the total compensation of the Company's executive officers to the comparable amounts paid by members of the Peer Group.  "Cash compensation" is defined as the sum of base salary, cash bonus and all other cash compensation.  "Total compensation" is defined as the sum of cash compensation and the value of equity awards valued at the date of grant.

The results of the Survey showed that for the Company's fiscal 2007:

•	cash compensation of the Company's CEO was 4% greater than the median cash compensation paid by the Comparable Companies, and 10% less than the median cash compensation paid by the Peer Group;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 25% to 48% less than the median cash compensation paid by the Comparable Companies;

•	cash compensation of the Company's four most highly paid executives (other than the CEO) ranged from 37% to 57% less than the median cash compensation paid by the Peer Group;

•	total compensation of the Company's CEO was 10% less than the median total compensation paid by the Comparable Companies, and 38% less than the median total compensation paid by the Peer Group;

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 31% to 53% less than the median total compensation paid by the Comparable Companies; and

•	total compensation of the Company's four most highly paid executives (other than the CEO) ranged from 55% to 69% less than the median total compensation paid by the Peer Group.

The Survey demonstrates that the Company's executive compensation for fiscal 2010, 2009 and 2008 was consistent with the Company's executive compensation philosophy.

Elements of Executive Compensation

The Committee favors compensating executive officers of the Company in the form of bonuses and equity awards rather than in the form of base salaries so as to more closely align the interests of the executive officers with the interests of the stockholders.  The Committee does not allocate between cash and non-cash compensation or between short-term and long-term compensation based on specific percentages.  Instead, the Committee believes that the total compensation package for each executive officer of the Company should be generally in line with the prevailing market.  As a result of the difficult macroeconomic conditions in the Company's principal markets in fiscal 2010, 2009 and 2008, the Company did not pay bonuses to executives in those years except as described below.

The following table shows each element of executive compensation as a percent of the total compensation for each Named Executive Officer for fiscal 2010, 2009 and 2008:

Name	Title	Year	Base Salaries (%)	Bonus (%)	Equity Awards (%)(1)	All Other Compensation (%)
Craig L. Levra	Chairman of the Board, President	2010	47	--	47	6
	and Chief Executive Officer	2009	90	--	--	10
		2008	90	--	--	10

Howard K. Kaminsky	Executive Vice President –	2010	60	--	33	7
	Finance, Chief Financial	2009	89	--	--	11
	Officer and Secretary	2008	88	--	--	12

Dennis D. Trausch	Executive Vice President –	2010	48	--	44	8
	Growth and Development	2009	63	--	27	10
		2008	72		6	22

Thomas H. Tennyson	Executive Vice President and	2010	62	6	26	6
	Chief Merchandising Officer	2009	64	6	25	5

Tim A. Anderson	Executive Vice President –	2010	51	--	36	13
	Retail Operations	2009	62	--	30	8
		2008	78	--	11	11
_______________

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each Named Executive Officer has actually realized benefit from the awards.  The value of the equity awards is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes, without regard to the estimate of forfeitures related to service-based vesting conditions.  Amounts reported for stock options are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended March 28, 2010, included in the Company's Annual Report on Form 10-K filed with the SEC on June 18, 2010, for a discussion of the relevant assumptions used in calculating grant date fair value.

How and Why Executive Compensation Decisions Were Made

When making individual executive compensation decisions, the Committee takes many factors into account, including the executive officer's experience, responsibilities, management abilities and job performance, the performance of the Company as a whole, the current market conditions and competitive pay for similar positions at comparable companies.  These factors are considered by the Committee in a subjective manner without any specific formula or weighting.

For fiscal 2010, the major factors that influenced the Committee's executive compensation decisions were:

•	The $52.3 million net loss experienced by the Company in fiscal 2009 compared to the $3.4 million net loss in fiscal 2008 and the $7.1 million net income in fiscal 2007;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the absence of any increase in base salaries or bonuses in fiscal 2009 or 2008, except as described below;

•
the executives' aggressive response to the difficult macroeconomic conditions in the Company's principal markets, including reductions in operating expenses, reductions in occupancy expenses, improvements in inventory management, and sequential improvements in comparable store sales in each quarter of fiscal 2010, as well as favorable amendments to the Company’s bank credit line and successful negotiations with vendors for more beneficial terms;

•	the launch of the Company’s e-commerce website, sportchalet.com;

•
the substantial amount by which cash compensation and total compensation of each executive was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies; and

•	the Option Exchange approved by the stockholders of the Company at the 2009 annual meeting.

Base Salaries

The Committee reviews the base salary of each executive officer at the beginning of each fiscal year.  In determining whether a change in base salary is appropriate, the Committee considers the Company's executive compensation philosophy described above, the executive's scope of responsibility, level of experience, individual performance, and past and potential contribution to the Company's business, the Company's performance, changes in the cost of living, and the terms of the executive's employment agreement, if any.  The Committee did not assign any particular formula or weight to the foregoing factors.  To ensure that the base salaries are adequate, the Committee also periodically reviews an independent survey of executive compensation and compares the base salaries to those paid to officers with comparable duties by similar sized companies in the Company's industry.  In addition, the Committee discusses and takes into consideration the recommendation of the Chief Executive Officer regarding each executive officer's base salary, other than the Chief Executive Officer's own base salary.

Although the Company's philosophy is to use bonuses to motivate the executives to achieve specific strategic and performance objectives, for fiscal 2010, 2009 and 2008 the Company did not pay bonuses to its executive officers (except for a bonuses in fiscal 2010 and 2009 guaranteed upon employment to the Chief Merchandising Officer) for the reasons described below.  Based upon the Survey, the base salary paid by the Company to its Chief Executive Officer in fiscal 2007 was 12% less than the median base salaries paid by the Comparable Companies and 15% less than the median base salaries paid by companies in the Peer Group. Based upon the Survey, the base salaries paid by the Company to its four most highly compensated executives (other than the Chief Executive Officer) in fiscal 2007 ranged from 2% to 29% less than the median base salaries paid to the covered officers by the Comparable Companies and from 15% to 39% less than the median base salaries paid to the covered officers by companies in the Peer Group.  To the extent that a Named Executive Officer has an employment agreement, such executive's employment agreement specifies a minimum level of base salary for the executive.

The following table shows the changes in the base salaries of the Named Executive Officers in fiscal 2008, 2009 and 2010:

Name	Fiscal 2007 Salary	Fiscal 2008 Salary	Percent Change FY '07/FY '08	Fiscal 2009 Salary	Percent Change FY '08/FY '09	Fiscal 2010 Salary	Percent Change FY '09/FY '10
Craig L. Levra	$380,000	$380,000	--	$380,000	--	$380,000	--
Howard K. Kaminsky	228,000	228,000	--	228,000	--	228,000	--
Dennis D. Trausch	180,000	185,400	3.0%	185,400	--	185,400	--
Thomas H. Tennyson	--	--	--	285,000	--	295,000	3.5%
Tim A. Anderson	170,000	180,000	5.9%	180,000	--	180,000	--

The Named Executive Officers did not receive an increase in base salary for services rendered in fiscal 2010, 2009 or 2008 from that paid in fiscal 2007, except for Messrs. Trausch and Anderson who received an average increase of 4.0% in fiscal 2008 compared to 2007 and Mr. Tennyson who in fiscal 2010 received an increase of 3.5% guaranteed upon employment.  The executive officers who were not Named Executive Officers received an average increase in base salary for fiscal 2010, 2009 and 2008 of 0%, 0% and 4.0%, respectively.

In determining the base salaries of the Named Executive Officers in fiscal 2010 compared to 2009, the Committee particularly noted the following:

•	the $52.3 million net loss experienced by the Company in fiscal 2009 compared to the $3.4 million net loss in fiscal 2008 and the $7.1 million net income in fiscal 2007;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the ability of each Named Executive Officer (other than Messrs. Levra and Kaminsky) to participate in the Option Exchange described below under "– Option Exchange Program;" and

•	the grant of equity incentive awards in fiscal 2008, 2009 and 2010 as described below.

In determining the base salaries of the Named Executive Officers in fiscal 2009 compared to 2008, the Committee particularly noted the following:

•	the $3.4 million net loss experienced by the Company in fiscal 2008 compared to the $7.1 million in net income in 2007;

•	the continued difficult macroeconomic conditions in the Company's principal markets;

•	the 4.0% average increase in the base salaries of the Named Executive Officers (other than Messrs. Levra and Kaminsky) in fiscal 2008 compared to 2007; and

•	the grant of equity incentive awards in fiscal 2008 and 2009 as described below.

In determining the base salaries of the Named Executive Officers in fiscal 2008 compared to 2007, the Committee particularly noted the following:

•	the 13% increase in the Company's net sales in fiscal 2007 compared to 2006 and the 9% decrease in the Company's net income (determined without the expense of the 2005 recapitalization plan);

•	the 8.2% average increase in the base salaries of the Named Executive Officers in fiscal 2007 compared to 2006; and

•	the results of the Survey.

Bonuses

The Company maintains a bonus plan under which, subject to an overall maximum, certain executive officers may earn a bonus equal to a percentage of their annual base salaries, if the Company meets the performance criteria set by the Committee at the beginning of the fiscal year.  In fiscal 2008 and each of the three preceding years, the performance criteria set by the Committee has been a specified amount of pretax profit, and the percentage of annual base salary has been between 35% and 60% for Messrs. Trausch and Anderson, between 40% and 65% for Mr. Kaminsky and between 70% and 160% for Mr. Levra. Generally, if the Company achieved 90% or more of the profit objective, these executives received 50% of a full annual bonus plus 5% for each full percentage point achieved above 90%, up to 100%.  However, even if the profit objective was achieved, the Committee could exercise negative discretion and determine not to award any bonuses.

In fiscal 2010 and 2009, the Committee did not establish a minimum performance objective because the Committee anticipated that the Company would experience a net loss in those fiscal years due to the difficult macroeconomic conditions in its principal markets and, accordingly, the Company would not pay executive bonuses in those fiscal years, except for the minimum bonus guaranteed to Mr. Tennyson by the terms of his employment agreement of $29,500 in fiscal 2010 and $28,500 in fiscal 2009.  In fiscal 2008, the Company did not achieve the minimum pretax profit objective and no bonus was paid to any of the Named Executive Officers.

The following table sets forth for each of the past three fiscal years the minimum pretax profit objective, the actual pretax profit earned by the Company, and the average approximate payout of bonuses as a percentage of base salaries for the Named Executive Officers.  Generally, the Committee sets the minimum pretax profit objective such that the relative difficulty of achieving the objective is consistent from year to year.

Fiscal Year	Minimum Pretax Profit Objective	Actual Pretax Profit	Average Executive Bonus as a Percent of Base Salary
2010	- -	$(17,413,000)	2%
2009	- -	(46,424,000)	2
2008	$8,100,000	(5,586,000)	26

Equity Awards

In keeping with the Committee's compensation philosophy, the Committee believes that equity incentive awards should be a significant component of the total compensation of the executive officers to align the executives' interests with those of the Company's stockholders and motivate the executives to achieve the specific strategic and performance objectives established by the Board.  Under the Company's 2004 Equity Incentive Plan, the Company may grant any type of award whose value is derived from the value of the Common Stock of the Company, including shares of Common Stock, options, units and stock appreciation rights.

In fiscal 2010, each executive officer (other than Messrs. Levra and Kaminsky) was given the opportunity to participate in the Option Exchange.  For information on the options surrendered by, and the new options granted to each Named Executive Officer in the Option Exchange, see “ – Option Exchange Program” and "Executive Compensation – Grants of Plan-Based Awards" below.

In fiscal 2010, the Company granted Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson under the 2004 Equity Incentive Plan options to purchase up to 225,000, 75,000, 100,000, 75,000 and 75,000 shares, respectively, of the Company's Class A Common Stock at $2.10 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  In deciding to grant such awards, the Committee particularly noted the following:

•
the expiration in fiscal 2010 of options to purchase up to 175,000, 35,000 and 35,000 shares of the Company's Class A Common Stock and 25,000, 5,000 and 5,000 shares of the Company’s Class B Common Stock held by Messrs. Levra, Kaminsky and Trausch;

•	in the case of Messrs. Levra and Kaminsky, the fact that they were not eligible to participate in the Option Exchange;

•	the number of shares issuable pursuant to, and the vesting of, the options held by each Named Executive Officer;

•	the absence of any increase in base salaries or bonuses in fiscal 2010, 2009 or 2008, except as described above;

•
the aggressive response by the Named Executive Officers to the difficult macroeconomic conditions in the Company's principal markets, including reductions in operating expenses, reductions in occupancy expenses, improvements in inventory management, and sequential improvements in comparable store sales in each quarter of fiscal 2010, as well as favorable amendments to the Company’s bank credit line and successful negotiations with vendors for more beneficial terms;

•	the launch of the Company’s e-commerce website, sportchalet.com; and

•
the amount by which cash compensation and total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies.

In fiscal 2009, the Company granted to Messrs. Trausch and Anderson under the 2004 Equity Incentive Plan options to purchase up to 35,000 and 37,500 shares, respectively, of the Company's Class A Common Stock at $4.94 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  In deciding to grant such awards, the Committee particularly noted the following:

•	the number of shares issuable pursuant to, the vesting of and the decline in the value of the share-based compensation granted to each Named Executive Officers in prior fiscal years;

•
the amount by which the cash compensation and the total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies;

•	the increased competition being experienced by the Company in attracting and retaining key employees, including the Named Executive Officers;

•	the opening of seven new stores, the most the Company has ever opened in one year; and

•	the efforts required to implement new computer systems.

In connection with his employment, in April 2009, Mr. Tennyson was granted options to purchase 50,000 shares of the Company's Class A Common Stock at $4.94 per share (the closing price on the date of grant), which options have a term of ten years and first became exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.

Messrs. Levra and Kaminsky received no options in fiscal 2009 or 2008 as their holdings of stock received as part of the 2005 recapitalization plan were considered sufficient motivation.

In fiscal 2008, the Company granted to Messrs. Trausch and Anderson under the 2004 Equity Incentive Plan options to purchase up to 3,000 and 5,000 shares, respectively, of the Company's Class A Common Stock at $10.28 per share (the closing sale price on the date of grant), which options have a term of ten years and first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.  In deciding to grant such awards, the Committee particularly noted the following:

•	the 13% increase in the Company's net sales in fiscal 2007 compared to 2006 and the 9% decrease in the Company's net income (determined without the expense of the 2005 recapitalization plan); and

•
the amount by which the cash compensation and the total compensation of each Named Executive Officer was below the median cash compensation and total compensation paid to officers by companies in the Peer Group and by the Comparable Companies.

The exercise price of the stock options granted to date has been no less than the fair market value of the Common Stock as of the date of grant.  To encourage retention, the ability to exercise the option is subject to vesting restrictions.  The Committee's policy is to award options annually, which generally vest over five years and expire ten years from the date of grant, and are in recognition of the executive officer's current and potential contributions to the Company.  Decisions made by the Committee regarding the timing and size of subsequent option grants take into consideration the Company's and the individual's performance, competitive market practices, the allocation between the cash and non-cash components of the individual's compensation, and the size and term of option grants made in prior years.  In October 2006, the Company adopted procedures for the granting of stock options.  These procedures provide that (i) options to executive officers may only be granted at the express direction of the Committee, (ii) the accounting department will conduct a quarterly review of all option grants to confirm that the requisite approval was obtained and to confirm that the exercise price for the option was determined in accordance with the requirements of the Company's equity incentive plan, (iii) the accounting department will report the results of that audit to the Committee's Chair, and (iv) each approval of an option grant by the Committee will expressly establish the date of grant, which generally will be a date after the date of approval only when such a delay in the date of grant is reasonably related to a legitimate business purpose, such as to coincide with a hiring or promotion.  It is also the policy of the Company to generally avoid granting options as of a date during a blackout period.

Post-Termination and Change in Control Payments

The Committee believes that a change in control transaction would create uncertainty regarding the continued employment of the Company's executive officers.  This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company's executive officers to remain employed with the Company during an important time when their continued employment in connection with, or following, a transaction is often uncertain, and to help keep the Company's executive officers focused on Company business rather than on their personal financial security, the Committee believes that providing certain of the Company's executive officers with severance benefits upon certain terminations of employment following an actual or potential change of control transaction, is in the best interests of the Company and its stockholders

Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson have employment agreements with the Company.  Upon termination without “cause” or by "non-renewal" (as defined), each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson will receive a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 24 months, 12 months, six months, six months and six months, respectively, within 60 days following such termination.  Each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson may receive Company-paid COBRA health care continuation benefits for himself and his family for 18 months, subject to the limitations of the law.  If either of Messrs. Levra, Kaminsky, Tennyson, Trausch or Anderson is terminated without "cause" (as defined in his respective agreement) after January 1 but before payment of the bonus for the year in which such termination occurs, such executive officer will also be entitled to a bonus, pro rated for the period employed that fiscal year through termination based on such executive officer's maximum target bonus for that fiscal year, if any bonus is paid to at least one executive vice president for that fiscal year.  Upon termination by Messrs. Levra, Kaminsky, Tennyson, Trausch or Anderson for “good reason” (as defined in his respective agreement), such executive officer will receive a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 24 months, 12 months, six months, six months and six months, respectively, within 60 days following such termination.

If termination by the Company without "cause" or by "non-renewal" or by the employee for "good reason" occurs within 12 months following or in "anticipation of" a "change in control" (as defined in their respective agreements), then each of Messrs. Levra, Kaminsky, Tennyson, Trausch and Anderson will receive in lieu of the above, a lump sum payment equal to the amount he would have received, at his annual base salary rate, for 30 months, 18 months, 12 months, 12 months, and 12 months, respectively, to be paid within 60 days following such termination.  The agreements provide that any such payments may be reduced to the maximum amount that may be paid without the payments being "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.  The 2004 Equity Incentive Plan generally provides, that upon a change in control, all stock awards then outstanding shall vest immediately.  For a further description of these arrangements, see "Potential Payments Upon Termination or Change in Control."

Benefits

During fiscal 2010 and 2009, each executive officer received an annual automobile allowance of $20,000 for Mr. Levra, $11,550 for Messrs. Kaminsky, Tennyson and Trausch, and $16,150 for Mr. Anderson.  During fiscal 2008, certain executive officers received reimbursement for personal tax and financial advisory services of up to $2,000 for Mr. Levra and $750 for Messrs. Kaminsky and Trausch.  Such reimbursement was discontinued in fiscal 2009, and the executive's automobile allowance was increased by a like amount.  Each executive officer also is entitled to participate in the Company’s executive health care plan which pays all health care costs not covered by the Company’s group health insurance plan, up to $100,000 in the aggregate and $30,000 per occurrence, including premiums and deductibles.

Option Exchange Program

On September 15, 2009, the stockholders of the Company approved a proposal to authorize a one-time stock option exchange offer (the "Option Exchange") by the Company.

Under the Option Exchange, each eligible employee, other than the Chief Executive Officer, Chief Financial Officer and members of the Board, were given the opportunity to exchange some or all of his or her outstanding options to purchase shares of Class A Common Stock, with exercise prices equal to or greater than $2.38 per share, that were granted under the Company's 1992 Incentive Award Plan or 2004 Equity Incentive Plan, for a conditional right to receive new options to purchase a fewer number of shares than the exchanged options. The number of shares underlying the new options equaled one-half of the number of shares underlying the exchanged options. The exercise price of the new options was $1.71, the closing price of the Class A Common Stock on the new option grant date, November 9, 2009, as reported by The Nasdaq Global Market. The new options vest in two equal installments, one-half on the first anniversary of the new option grant date and the remaining one-half on the second anniversary of the new option grant date, regardless of whether the exchanged options were fully or partially vested. The term of the new options is six years, regardless of the remaining term of the exchanged options.

The Option Exchange expired at 5:00 p.m., Pacific Time, on November 6, 2009. Pursuant to the Option Exchange, eligible options to purchase an aggregate of 721,927 shares of Class A Common Stock were tendered and accepted for cancellation, representing approximately 70% of the total shares of Class A Common Stock underlying options eligible for exchange in the Option Exchange. On November 9, 2009, the Company granted new options to purchase an aggregate of 360,964 shares of Class A Common Stock in exchange for the eligible options surrendered in the Option Exchange.

The following table sets forth certain information concerning the options surrendered by, and the new options granted to, each of the Named Executive Officers in the Option Exchange.

		Exchanged Options		New Options
Name	Positions and Offices Held	Number of Shares	Exercise Price	Number of Shares	Exercise Price

Craig L. Levra	Chairman of the Board, President	–	–	–	–
	and Chief Executive Officer

Howard K. Kaminsky	Executive Vice President – Finance,	–	–	–	–
	Chief Financial Officer and Secretary

Dennis D. Trausch	Executive Vice President –	40,250	$4.30	20,125	$1.71
	Growth and Development	3,000	10.28	1,500	1.71
		35,000	4.94	17,500	1.71
		35,000	2.38	17,500	1.71
		7,000	3.64	3,500	1.71
		21,875	8.15	10,938	1.71
		10,000	7.49	5,000	1.71
		21,875	6.35	10,938	1.71

Thomas H. Tennyson	Executive Vice President and	--	--	--	--
	Chief Merchandising Officer

Tim A. Anderson	Executive Vice President –	21,875	8.15	10,938	1.71
	Retail Operations	15,000	7.49	7,500	1.71
		21,875	6.35	10,938	1.71
		7,000	3.62	3,500	1.71
		5,000	10.28	2,500	1.71
		37,500	4.94	18,750	1.71

2011 Executive Compensation

In light of the continuing difficult macroeconomic conditions in the Company's principal markets, the Committee has decided not to increase the base salaries of the Named Executive Officers in fiscal 2011, except for Mr. Anderson whose base salary has been increased from $180,000 to $210,000 in connection with his promotion to Executive Vice President – Retail Operations.

The Board has approved an employee incentive plan for fiscal 2011 (the "2011 Incentive Plan") in which all employees, including the Named Executive Officers, may participate.  No amount is payable under the 2011 Incentive Plan with respect to any fiscal quarter unless the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for that quarter exceeds both (1) the EBITDA amount set forth in the Company's operating budget and (2) a $3 million cushion over the minimum EBITDA required by the Company's credit facility with Bank of America, N.A.  One-half of any amount by which the Company's EBITDA for any quarter exceeds the EBITDA set forth in the budget would be paid to eligible employees in proportion to their base salaries for the quarter.  Only employees who are employed both before the beginning of the quarter and at the time of payment would be eligible to receive a bonus payment with respect to a quarter.  The Board retains the right, in its sole discretion, to reduce the aggregate amount payable under the 2011 Incentive Plan with respect to any quarter, notwithstanding the fact that the conditions for payment have been met, or otherwise to modify the 2011 Incentive Plan.

Tax and Accounting Implications

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), a public company generally will not be entitled to a deduction for non-performance-based compensation paid to certain executive officers to the extent such compensation exceeds $1.0 million.  Special rules apply for "performance-based" compensation, including the approval of the performance goals by the stockholders of the Company.

As the Company’s current compensation structure generally does not contemplate annual non-performance based compensation to any executive in excess of $1,000,000, the Committee has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific transactions.

Conclusion

The Committee believes that the Company's compensation policies support the Committee's compensation philosophy that compensation should be designed to attract, retain and motivate executives critical to the Company's long-term growth and profitability.  The Committee believes that for fiscal 2008, 2009 and 2010, the total compensation package for each of the Named Executive Officers was competitive with the total compensation paid to executives of other companies in the Company's industry that are of similar size and performance.  In addition, the Committee believes that the bonus and equity awards help reinforce the compensation philosophy that bonus programs and equity incentive plans should motivate the executive to achieve specific strategic and performance objectives established by the Board and align the executive's interests with those of the Company's stockholders.

Compensation Committee Report

The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dated: June 1, 2010	THE COMPENSATION COMMITTEE

John R. Attwood, Chairman
Donald J. Howard
Kevin J. Ventrudo

EXECUTIVE COMPENSATION
Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended March 28, 2010, March 29, 2009 and March 30, 2008.  The Named Executive Officers are the Company's Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount in column (h)).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Craig L. Levra	2010	380,000	--	--	379,060	--	--	47,952	807,012
Chairman of the Board,	2009	380,000	--	--	--	--	--	44,416	424,416
President and Chief	2008	380,000	--	--	--	--	--	44,023	424,023
Executive Officer

Howard K. Kaminsky	2010	228,000	--	--	126,353	--	--	29,839	384,192
Executive Vice	2009	228,000	--	--	--	--	--	27,293	255,293
President – Finance,	2008	228,000	--	--	--	--	--	30,967	258,967
Chief Financial Officer
and Secretary

Dennis D. Trausch	2010	185,400	--	--	168,471	--	--	31,180	385,051
Executive Vice	2009	185,400	--	--	79,737	--	--	30,063	295,200
President – Growth	2008	184,000	--	--	15,362	--	--	56,528	255,890
and Development

Thomas H. Tennyson	2010	295,000	29,500	--	126,353	--	--	30,639	481,492
Executive Vice	2009	285,000	28,500	--	113,911	--	--	23,652	451,063
President and Chief
Merchandising Officer

Tim A. Anderson	2010	180,000	--	--	126,353	--	--	44,247	350,600
Executive Vice	2009	180,000	--	--	85,433	--	--	23,949	289,382
President – Retail	2008	177,300	--	--	25,603	--	--	24,592	227,495
Operations
_______________

(1)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether each Named Executive Officer has actually realized benefit from the awards.  The value of the equity awards in column (e) and (f) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes, without regard to the estimate of forfeitures related to service-based vesting conditions.  Stock option amounts are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended March 28, 2010, included in the Company's Annual Report on Form 10-K filed with the SEC on June 18, 2010, for a discussion of the relevant assumptions used in calculating grant date fair value.

(2)
Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, consisting of automobile allowances, reimbursement of personal tax and financial advisory services, matching contributions under the Company's retirement plan, group health insurance, group life insurance and executive health care.  The amount shown in column (i) for "All Other Compensation" consists of the following:

(Footnotes continued on next page)

(Footnotes continued from prior page)

	Year	Craig L. Levra ($)	Howard K. Kaminsky ($)	Dennis D. Trausch ($)	Thomas H. Tennyson ($)	Tim A. Anderson ($)
Automobile allowance	2010	20,000	11,550	11,550	11,550	16,150
	2009	20,000	11,550	11,550	11,550	16,150
	2008	18,000	10,800	10,800	--	15,400

Tax and financial advisory services	2010	--	--	--	--	--
	2009	--	--	--	--	--
	2008	2,000	750	750	--	750

Matching contributions to retirement plan	2010	1,827	1,843	--	--	--
	2009	2,583	2,396	--	--	--
	2008	2,583	2,396	--	--	--

Group health and life insurance	2010	19,510	13,542	13,542	17,136	6,479
	2009	15,024	10,517	10,517	10,517	5,008
	2008	15,024	15,024	10,517	--	5,008

Executive health care	2010	6,615	2,904	6,088	1,952	21,618
	2009	6,809	2,830	7,996	1,585	2,791
	2008	6,416	1,997	34,462	--	3,434

Total	2010	47,952	29,839	31,180	30,638	44,247
	2009	44,416	27,293	30,063	23,652	23,949
	2008	44,023	30,967	56,529	--	24,592

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of awards to the Named Executive Officers under our non-equity and equity incentive plans during fiscal 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Thres-hold ($)	Target ($)(1)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)
Craig L. Levra	02/11/10	--	--	--	--	--	--	--	225,000		$2.10	379,060
Howard K. Kaminsky	02/11/10	--	--	--	--	--	--	--	75,000		2.10	126,353
Dennis D. Trausch	02/11/10	--	--	--	--	--	--	--	100,000		2.10	168,471
	11/09/09	--	--	--	--	--	--	--	87,001	(3)	1.71	119,066
Thomas H. Tennyson	02/11/10	--	--	--	--	--	--	--	75,000		2.10	126,353
Tim A. Anderson	02/11/10	--	--	--	--	--	--	--	75,000		2.10	126,353
	02/11/10	--	--	--	--	--	--	--	54,126	(3)	1.71	74,075
______________________

(1)
Under the Company's executive bonus plan, certain executive officers may earn a bonus equal to a percentage of their annual base salaries.  Generally, if the Company achieves 90% or more of the performance criteria set by the Committee at the beginning of the fiscal year, then the executives receive 50% of the full annual bonus plus 5% for each full percentage point above 90% achieved, up to 100%.  However, even if the performance criteria are achieved,

(Footnotes continued on next page)

(Footnotes continued from prior page)

the Compensation Committee may exercise negative discretion and determine not to award any bonuses.  In fiscal 2010, the Compensation Committee did not establish performance criteria because the Compensation Committee anticipated that the Company would experience a net loss in that fiscal year due to the difficult macroeconomic conditions in its principal markets and, accordingly, the Company would not pay executive bonuses in that fiscal year, foot except for the minimum bonus guaranteed to Mr. Tennyson by the terms of his employment agreement of $29,500.  See "How and Why Compensation Decisions Were Made – Bonuses."

(2)
The value of the equity awards in column (l) is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes for equity awards granted in fiscal 2010, without regard to the estimate of forfeitures related to service-based vesting conditions.  Stock option amounts are determined using the Black-Scholes option pricing model.  This model was developed to estimate the fair value of traded options, which have different characteristics than employee stock options, and changes to the subjective assumptions used in the model can result in materially different fair value estimates.  See Note 2 to the Company's audited financial statements for the fiscal year ended March 28, 2010, included in the Company's Annual Report on Form 10-K filed with the SEC on June 18, 2010, for a discussion of the relevant assumptions used in calculating grant date fair value.

(3)           Represents options exchanged pursuant to the Option Exchange Program described above.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The Company has entered into employment agreements, as amended, with each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson.  The term of employment of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson commences on January 1 of each year and terminates on the following December 31 and automatically renews for an additional twelve months at the end of the initial term or any renewal term unless notice of termination is given by either party at least 30 days prior to the end of the term.  For fiscal 2011, Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson are entitled to (i) receive an annual base salary (subject to increase from time to time in the discretion of the Board) of $380,000, $228,000, $185,400, $295,000 and $210,000, respectively, (ii) participate in the executive bonus program, (iii) receive a monthly automobile allowance in the amount of $20,000 for Mr. Levra, $11,550 for Messrs. Kaminsky, Trausch and Tennyson, and $16,150 for Mr. Anderson, and (iv) participate in all plans provided to executive officers or employees generally.  In the event employment is terminated by the Company without "cause" (as defined in such employment agreements) or by the employee for specified causes, Mr. Levra will be entitled to his annual base salary for 24 months, Mr. Kaminsky will be entitled to his annual base salary for 12 months, and Messrs. Trausch, Tennyson and Anderson each will be entitled to his annual base salary for six months, as well as certain other payments, as well as alternative amounts on a termination in connection with a change in control.  See "Post-Termination and Change in Control Payments" above.

Indemnification Agreements

In addition, the Company enters into an indemnification with its executive officers that may require the Company to indemnify the officer against liabilities that may arise by reason of his or her status or service.

2004 Equity Incentive Plan

General.  The 2004 Equity Incentive Plan (the "2004 Plan") became effective on August 2, 2004.  Under the 2004 Plan, awards may be granted to employees, directors and consultants of the Company and its affiliates.  The purpose of the 2004 Plan is to encourage ownership in the Company by key personnel whose long-term service is considered essential to the Company's continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in the Company's success.

As of June 15, 2010, 70,035 shares of Class A Common Stock and no shares of Class B Common Stock had been issued under the 2004 Plan, 1,601,851 shares of Class A Common Stock and 26,835 shares of Class B Common Stock were subject to outstanding awards, and there were 555,140 shares of Common Stock available for issuance under awards that may be granted in the future.

Administration.  The 2004 Plan is administered by the Compensation Committee of the Board (the "Committee").  Subject to the provisions of the 2004 Plan, the Committee has a wide degree of flexibility in determining the recipients of awards, the terms and conditions of awards, and the number of shares or amount of cash to be issued pursuant thereto, including conditioning the receipt or vesting of awards upon the achievement by the Company of specified performance criteria.  The expenses of administering the 2004 Plan are borne by the Company.

Terms of Awards.  The 2004 Plan authorizes the Committee to enter into options, stock awards, SARs or cash awards with an eligible recipient.  An award may consist of one such security or benefit or two or more of them in tandem or in the alternative.

An award granted under the 2004 Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions.  The Committee may grant options that either are intended to be "incentive stock options" as defined under Section 422 of the Internal Revenue Code (the "Code"), or are not intended to be incentive options ("non-qualified stock options").  Incentive stock options may be granted only to employees.

No incentive stock option may be granted under the 2004 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant.  In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000.  As a result of Section 162(m) of the Code, and to provide the Committee flexibility in structuring awards, the 2004 Plan states that the aggregate number of shares subject to awards granted under the 2004 Plan during any calendar year to any one recipient shall not exceed 250,000, except that in connection with his or her initial service, an award may be granted conveying an additional 250,000 shares.

If awards granted under the 2004 Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the 2004 Plan.  Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effectiveness of the 2004 Plan.

Payment of Exercise Price.  An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such recipient's tax withholding obligation with respect to such issuance, by (i) delivering cash, or (ii) delivering previously owned shares of capital stock of the Company or (iii) delivering consideration received by the Company under a broker assisted sale and remittance program, the terms and conditions of which will be determined by the Committee.

Amendment and Termination of the Plan.  The Board may amend, alter, suspend or terminate the 2004 Plan, or any part thereof, at any time and for any reason.  However, the Company will obtain stockholder approval for any amendment to the 2004 Plan to the extent required by applicable laws or stock exchange rules.  In addition, without limiting the foregoing, unless approved by the Company's stockholders, no such amendment shall be made that would:  (1) increase the maximum number of shares for which awards may be granted under the 2004 Plan, other than an increase pursuant to a change in the Company's capitalization; (2) reduce the exercise price of outstanding options; or (3) change the class of persons eligible to receive awards under the 2004 Plan.  No such action by the Board or stockholders may alter or impair any award previously granted under the 2004 Plan without the written consent of the recipient.  Unless terminated earlier, the 2004 Plan shall terminate ten years from the effective date.

Term.  Awards may not be granted under the 2004 Plan on or after the tenth anniversary of the effective date.  Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award on or after the twentieth anniversary of the effective date.

Terms and Conditions of Stock Awards.  Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retained and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.

Terms and Conditions of Cash Awards.  Each cash award agreement will contain provisions regarding (1) the performance goals and maximum amount payable to the recipient as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2004 Plan, as may be determined from time to time by the Committee.  The maximum amount payable as a cash award that is settled for cash may not exceed $2,000,000.

Performance Goals.  The business criteria on which performance goals are based under the 2004 Plan will be determined on a case-by-case basis by the Committee.  The performance criteria may include (l) cash flow; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share (pre and after tax); (4) growth in earnings or earnings per share; (5) stock price; (6) return on equity or average stockholders' equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue; (12) income or net income; (13) operating income or net operating income; (14) operating profit or net operating profit; (15) operating margin; (16) return on operating revenue; (17) market share; (18) contract awards or backlog; (19) overhead or other expense reduction; (20) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index; (21) credit rating; (22) strategic plan development and implementation; (23) EBITDA, (24) comparable store sales; (25) labor productivity; (26) gross profit percentage of sales or dollars; (27) inventory turn; (28) new store performance; (29) new store sales; (30) new store profitability; (31) number of new stores opened; and (32) any other similar criteria as may be determined by the Committee.

Adjustments.  If there is any change in the stock subject to the 2004 Plan or subject to any award made under the 2004 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the 2004 Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 2004 Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Committee to be fair and equitable to the holders, the Company and the stockholders.  In addition, the Committee may also make adjustments in the number of shares covered by, and the price or other value of, any outstanding awards under the 2004 Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders.

1992 Incentive Award Plan

The 1992 Incentive Award Plan (the "1992 Plan") became effective in October 1992.  The 1992 Plan authorized the granting of certain incentive awards including stock appreciation rights, non-qualified stock options, incentive stock options, restricted stock, dividend equivalents and performance awards.  The 1992 Plan was amended on August 6, 1998 and August 1, 2002.

Although the 1992 Plan terminated on August 1, 2004, awards outstanding on that date may be exercised or settled after that date in accordance with their terms.  Any shares not issued under the 1992 Plan are added to the shares available for issuance under the 2004 Plan.

As of June 15, 2010, there were 166,500 shares of Class A Common Stock and 32,250 shares of Class B Common Stock subject to outstanding options granted under the 1992 Plan.

The 1992 Plan provided for the grant of incentive stock options to employees of the Company.  The 1992 Plan also provided for the grant of non-qualified stock options to the Company's officers, employees or consultants.  Incentive stock options may have certain tax advantages for the optionee as compared to non-qualified stock options.  The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of an optionee who holds more than 10% of the Company's Common Stock.  The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of the Company's Common Stock on the grant date.  Shares subject to an option granted under the 1992 Plan may be purchased for cash or its equivalent, including shares of Common Stock.  Options expire ten years after the grant date, with the exception of incentive stock options held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the grant date.

Executive Bonus Plan

The Company maintains a bonus plan under which, subject to an overall maximum, certain executive officers may earn a bonus equal to a percentage of their annual base salaries, if the Company meets the performance criteria set by the Compensation Committee at the beginning of the fiscal year.  In fiscal 2008, the performance criteria set by the Compensation Committee was a specified amount of pretax profit.  In fiscal 2009 and 2010, the Compensation Committee did not establish performance criteria because the Compensation Committee anticipated that the Company would experience a net loss in those fiscal years due to the difficult macroeconomic conditions in its principal markets and, accordingly, the Company would not pay executive bonuses in those fiscal years, except for the minimum bonus guaranteed to Mr. Tennyson by the terms of his employment agreement of $29,500 in fiscal 2010 and $28,500 in fiscal 2009.  For fiscal 2008, the applicable percentage of annual base salary was 40% for Mr. Tennyson, 53% for Messrs. Trausch and Anderson, 65% for Mr. Kaminsky, and 105% for Mr. Levra.  Generally, if the Company achieves 90% or more of the profit objective, but less than 100%, these executives receive 50% of a full annual bonus plus 5% for each full percentage point above 90% achieved.  However, even if the target profit objective is achieved the Committee can exercise negative discretion and determine not to award any bonuses.

In fiscal 2008, the Company did not achieve the minimum pretax profit target and no bonus was paid to any of the Named Executive Officers.  See "How and Why Executive Compensation Decisions Were Made – Bonuses."

401(k) Plan

Eligible employee participants could make voluntary contributions to a qualified retirement plan with a 401(k) feature (the "401(k) Plan"), through payroll deductions which are matched, in part, by the Company's contributions.  Such contributions can be used by the participant to purchase interests in certain mutual funds or, before December 2009, shares of the Company's Common Stock.

Each employee twenty-one years of age or older is eligible to participate in the 401(k) Plan on the first day of the pay period after completing three months of service.  There are currently approximately 3,113 employees of the Company who are eligible to participate in the 401(k) Plan.  Subject to compliance with certain nondiscrimination tests which limit contributions of or on behalf of "highly compensated employees" (as such term as defined in the federal tax laws), the participants may make an annual contribution equal to from 2% up to and including 100% of their salary compensation or $16,500 (whichever is less).  Additional "catch-up" contributions are permitted for participants who have attained age 50 during the plan year.

Executive Health Care Plan

The Company’s executive officers participate in a supplemental group medical plan which reimburses them for medical expenses not covered under the Company’s basic plan for an annual benefit of up to $100,000 per employee or family unit for unreimbursed medical expenses during a calendar year (subject to a $30,000 per occurrence limit).  Such medical expenses include deductibles, coinsurance, excess amounts up to the usual and customary prevailing health care charges, dental, orthodontic and vision care.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of the Named Executive Officers as of March 28, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Inventive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig L. Levra	90,000 80,000 100,000 225,000	-- -- -- 225,000 (1)	-- -- -- --	2.38 4.30 7.49 2.10	5/11/10 5/11/11 3/31/16 2/11/20	-- -- -- --	-- -- -- --	-- -- -- --	-- -- -- --
Howard K. Kaminsky	46,000 8,000 10,000 75,000	-- -- -- 75,000 (1)	-- -- -- --	4.30 3.62 7.49 2.10	5/11/11 9/29/13 3/31/16 2/11/20	-- -- -- --	-- -- -- --	-- -- -- --	-- -- -- --
Dennis D. Trausch	5,000 5,750 1,000 3,125 3,125 87,001 100,000	-- -- -- -- -- 87,001 (1) 100,000 (1)	-- -- -- -- -- -- --	2.38 4.30 3.64 6.35 8.15 1.71 2.10	5/11/10 5/11/11 9/25/13 8/26/14 6/28/15 11/9/15 2/11/20	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --	-- -- -- -- -- -- --
Thomas H. Tennyson	50,000 75,000	40,000 (2) 75,000 (1)	-- --	4.94 2.10	4/9/18 2/11/20	-- --	-- --	-- --	-- --
Tim A. Anderson	1,000 3,125 3,125 54,126 75,000	-- -- -- 54,126 (1) 75,000 (1)	-- -- -- -- --	3.62 6.35 8.15 1.71 2.10	9/29/13 8/26/14 6/28/15 11/9/15 2/11/20	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --
______________________

(1)	Such options first become exercisable in two equal annual installments on each of the first two anniversaries of the date of grant.

(2)	Such options first become exercisable in five equal annual installments on each of the first five anniversaries of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options and vesting of restricted stock held by the Named Executive Officers during the year ended March 28, 2010.

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)

Craig L. Levra	--	--	--	--
Howard K. Kaminsky	60,000	14,200	--	--
Dennis D. Trausch	--	--	--	--
Thomas H. Tennyson	--	--	--	--
Tim A. Anderson	--	--	--	--
________________

(1)
Value realized on exercise (or vesting) is calculated by (i) multiplying the number of shares acquired on exercise (or vesting) by (ii) the difference between the closing price on the exercise (or vesting) date and the exercise price, and does not reflect an actual sales price.  The actual value realized depends upon the number of shares actually sold by the Named Executive Officer, if any.

Pension Benefits

The table disclosing the actuarial present value of each Named Executive Officer's accumulated benefit under defined benefit plans, the number of years of credited service under each such plan, and the amount of pension benefits paid to each of the Named Executive Officers during the year is omitted because the Company does not have a defined benefit plan for Named Executive Officers.

Nonqualified Deferred Compensation

The table disclosing contributions to nonqualified defined contributions and other deferred compensation plans, each executive's withdrawals, earnings and fiscal year ended balances in those plans is omitted because the Company has no nonqualified deferred compensation plans or benefits for executive officers or other employees of the Company.

Potential Payments Upon Termination or Change in Control

The potential payments upon termination or change in control are governed by the Named Executive Officers' employment agreements (to the extent such officer has an agreement).  Each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson has an employment agreement with the Company.

Voluntary Termination

The 2004 Plan and form of option agreement generally provides that if the executive's service is terminated for any reason except death or "total and permanent disability" (as defined in the 2004 Plan), then the vested options will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date.  The Company has discretion to determine when the executive's service terminates for purposes of the 2004 Plan.

Payment Upon Termination With Cause

As provided above, under the 2004 Plan, any vested options will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date.  Under Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson's employment agreements, upon termination with "cause" no further benefits will be payable to the executive officer upon such termination.  "Cause" under the employment agreements means (i) the commission of a material criminal act or any act of fraud or material dishonesty with respect to the Company; (ii) misconduct; (iii) material breach of the employment agreement; (iv) insubordination or refusal to perform his required duties; or (v) an order of a court, administrative board or judge, or regulatory authority which precludes the executive officer from performing his duties.

Payment Upon Termination Without Cause

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date and any unvested options will expire on the termination date.  Upon termination without cause, each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson will receive his base salary for 24 months, 12 months, six months, six months and six months, respectively, following termination, payable in a lump sum payment within 60 days of termination.  Each of Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson will receive health care for himself and his family for the shorter of (a) 18 months, 12 months, six months, six months and six months, respectively, following termination, or (b) the date such executive officer becomes eligible for health care coverage under another employer, or (c) the date such executive officer becomes eligible for health care coverage under his spouse's employer.  If Messrs. Levra, Kaminsky, Trausch, Tennyson or Anderson are terminated without cause after the end of the fiscal year but before payment of the bonus for that year, such executive officer will also be entitled to his accrued bonus for the previous fiscal year, if any.  These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts.  In addition, these payments shall not constitute "excess parachute payments" under Section 280G of the Code.  If the auditors of the Company were to determine that they constitute "excess parachute payments," they will be reduced to the maximum amount payable without them constituting as such.

Payment Upon Termination by Executive for Good Reason

As provided above, under the 2004 Plan, any vested options granted will expire at the earlier of the expiration date of the options or three months after the termination date, and any unvested options will expire on the termination date.  Upon termination by Messrs. Levra, Kaminsky, Trausch, Tennyson or Anderson for “good reason,” such executive officer will receive his base salary for 24 months, 12 months, six months, six months and six months, respectively, following termination, payable in a lump sum payment within 60 days of termination.  These payments will be paid only upon the executive officer signing a severance agreement and release which will require the executive officer to release all claims against the Company before receiving such severance amounts.  "Good reason" under the employment agreements mean (i) a significant reduction in the executive officer's authority or duties; (ii) a significant reduction in, or failure to pay, his base salary; or (iii) the exclusion of the executive officer from participation in compensation plans or fringe benefits otherwise available to Vice Presidents of the Company.  The executive officer has to send written notice to the Company within 90 days for it to constitute a good reason.  In addition, these payments shall not constitute "excess parachute payments" under Section 280G of the Code.  If the auditors of the Company were to determine that they constitute "excess parachute payments," they will be reduced to the maximum amount payable without them constituting as such.

Payment Upon Termination Due to Death or Disability

The 2004 Plan and form of option agreement generally provides that if the executive dies or has “total or permanent disability” (as defined), any vested options will expire at the earlier of the expiration date or 12 months after the termination date, and any unvested options will expire on the termination date.  As used in the 2004 Plan "total or permanent disability" has the meaning set forth in Section 22(e)(3) of the Code.

Payment Upon a Change in Control

Under the 2004 Plan, upon a change in control, the Committee may accelerate the vesting of all share-based compensation granted to the executive.  A "change in control" means:

•
any merger or consolidation in which the Company is not the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately before the transaction);

•	the sale of all or substantially all of the Company's assets;

•	the acquisition of beneficial ownership of a controlling interest of the outstanding shares of Common Stock of the Company by any person;

•	the dissolution or liquidation of the Company;

•	a contested election of directors which results in the directors before such election or their nominees ceasing to constitute a majority of the Board; or

•	any other event specified by the Board, regardless of whether at the time an award is granted or thereafter.

Under the employment agreements, Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson are subject to non-competition clauses during the term of their employment, and are not permitted to disclose any confidential information or trade secrets of the Company, without prior written consent.

The following table shows the potential payments upon termination or a change in control of the Company for each of the Named Executive Officers assuming each of the Named Executive Officer's employment was terminated on March 28, 2010, and assuming that the change in control occurred at March 28, 2010.  These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time they become eligible for such payments.

Name	Voluntary Termination ($)(1)	Termination With Cause ($)(1)	Termination Without Cause ($)(1)	Change in Control ($)(4)	Termination for Good Reason ($)(1)	Death ($)(1)(2)	Disability ($)(1)(3)
Craig L. Levra	--	--	792,771	1,106,521	792,771	47,771	152,771
Howard K. Kaminsky	--	--	228,000	383,250	228,000	15,000	120,000
Dennis D. Trausch	--	--	97,815	327,296	97,815	20,115	116,355
Thomas H. Tennyson	--	--	147,500	336,250	147,500	15,000	120,000
Tim A. Anderson	--	--	105,000	302,128	105,000	15,000	120,000
_______________

(1)
Includes the value of vested stock options as of March 28, 2010, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of the Company’s Common Stock on March 28, 2010.  The value of vested options as of March 28, 2010 for Messrs. Levra and Trausch are $32,771 and $5,115, respectively.  Messrs. Kaminsky, Tennyson and Anderson have no vested stock options with a market price in excess of the exercise price.

(2)	Represents the amount due from Company purchased life insurance.

(3)	The Company maintains long-term disability insurance which pays 60% of salary limited to $120,000 annually.

(4)
Includes the value of vested and unvested (a change in control accelerates vesting) stock options as of March 28, 2010, calculated by multiplying the number of shares underlying vested options by the difference between the exercise price and the closing price of the Company’s Common Stock on March 28, 2010.  The value of vested and unvested options as of March 28, 2010 for Messrs. Levra, Kaminsky, Trausch, Tennyson and Anderson are $156,521, $41,250, $141,896, $41,250 and $92,128, respectively.

Equity Compensation Plan Information

The following table sets forth certain information with respect to shares of Common Stock that may be issued under our equity compensation plans as of March 28, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Plans Approved by Stockholders Class A	1,835,601	$2.83	567,640	(1)
Class B	75,335	$4.87	567,640	(1)
Plans Not Approved by Stockholders	--	--	--
_______________

(1)	At June 15, 2010, there were 555,140 shares of Common Stock available for issuance, which shares may be either Class A Common Stock or Class B Common Stock.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of the Audit Committee, has ratified the selection of Moss Adams LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending April 3, 2011.

Although this appointment is not required to be submitted to a vote of the Stockholders, the Audit Committee believes it is appropriate as a matter of policy to request that the Stockholders ratify the appointment.  If the Stockholders do not ratify the appointment, which requires the affirmative vote of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the proposal at the Meeting, the Board will consider the selection of another independent registered public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 3, 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Moss Adams LLP, the Company's independent registered public accounting firm for the fiscal year ended March 28, 2010, will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

Audit Fees:  Fees for audit services totaled $224,289 in fiscal 2010 and $180,207 in fiscal 2009, including fees associated with the annual audit and the reviews of the Company's Quarterly Reports on Form 10-Q.

Audit-Related Fees:  Fees for audit-related services totaled $24,118 in fiscal 2010 and $66,009 in fiscal 2009.  Audit-related services principally include benefit plan audits and accounting consultations.

Tax Fees:  Fees for tax services, including tax compliance, tax advice and tax planning, totaled $50,743 in fiscal 2010 and $67,925 in fiscal 2009.

All Other Fees:  There were no fees for other services in fiscal 2010 and $12,321 in fiscal 2009.

The Audit Committee administers the Company's engagement of Moss Adams LLP and pre-approves all audit and permissible non-audit services on a case-by-case basis.  In approving non-audit services, the Audit Committee considers whether the engagement could compromise the independence of Moss Adams LLP, and whether for reasons of efficiency or convenience it is in the best interest of the Company to engage its independent registered public accounting firm to perform the services.  The Audit Committee, in reliance on management and the independent registered public accounting firm, has determined that the provision of these services is compatible with maintaining the independence of Moss Adams LLP.

Prior to engagement, the Audit Committee pre-approves all independent registered public accounting firm services.  The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories.  In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members.  The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings.

SEC rules provide that any stockholder proposal to be included in the proxy statement for the Company's 2009 annual meeting must be received by the Secretary of the Company at the Company's office at One Sport Chalet Drive, La Cañada, California  91011 on or before March 1, 2011, in a form that complies with applicable regulations.  If the date of the 2011 annual meeting is advanced or delayed more than 30 days from the date of the 2010 annual meeting, stockholder proposals intended to be included in the proxy statement for the 2011 annual meeting must be received by the Company within a reasonable time before the Company begins to print and mail the proxy statement for the 2011 annual meeting.  Upon any determination that the date of the 2011 annual meeting will be advanced or delayed by more than 30 days from the date of the 2010 annual meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q.

SEC rules also govern a company's ability to use discretionary proxy authority with respect to stockholder proposals that were not submitted by the stockholders in time to be included in the proxy statement.  In the event a stockholder proposal is not submitted to the Company before May 16, 2011, the proxies solicited by the Board for the 2011 annual meeting of stockholders will confer authority on the proxyholders to vote the shares in accordance with the recommendations of the Board if the proposal is presented at the 2011 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.  If the date of the 2011 annual meeting is advanced or delayed more than 30 days from the date of the 2010 annual meeting, then the stockholder proposal must not have been submitted to the Company within a reasonable time before the Company mails the proxy statement for the 2011 annual meeting.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 2010 (excluding the exhibits thereto) as filed with the SEC, accompanies this Proxy Statement, but it is not deemed to be a part of the proxy soliciting material.  The Form 10-K contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company's independent registered public accounting firm.

The Company will provide a copy of the exhibits to its Form 10-K for the fiscal year ended March 28, 2010 upon the written request of any beneficial owner of the Company's securities as of the Record Date and reimbursement of the Company's reasonable expenses.  Such request should be addressed to the Company c/o Howard K. Kaminsky, the Secretary of the Company, at One Sport Chalet Drive, La Cañada, California  91011.  Exhibits are available at no charge on the SEC's website, www.sec.gov.

STOCKHOLDERS ARE URGED IMMEDIATELY TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES, OR TO VOTE BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors,

SPORT CHALET, INC.
Howard K. Kaminsky,
Secretary

La Cañada, California
June 30, 2010